Exhibit 10.10

[ *** ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

LEXEO THERAPEUTICS, INC.,

STELIOS THERAPEUTICS, INC.,

THE STOCKHOLDERS,

AND

STOCKHOLDERS’ REPRESENTATIVE

Dated as of July 16, 2021

i

3.24	Regulatory	38

3.25	Privacy	39

3.26	Export Controls and Governmental Sanctions	39

3.27	Foreign Corrupt Practices and Anti-Bribery	40

3.28	Bank Accounts	41

3.29	No Other Representation and Warranties	41

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	41

4.1	Power and Capacity; Enforceability	41

4.2	No Conflict	41

4.3	Title to Shares	42

4.4	Litigation	42

4.5	No Other Representation and Warranties	42

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	42

5.1	Organization; Authority and Enforceability	42

5.2	No Conflict	43

5.3	Consents	43

5.4	Sufficiency of Funds	43

5.5	Brokers	43

5.6	Litigation	43

5.7	No Other Representation and Warranties	43

ARTICLE VI	COVENANTS	44

6.1	Public Disclosure	44

6.2	Indemnification of Officers and Directors	44

6.3	Release	44

6.4	Data Room	46

6.5	Non-Competition/Non-Solicitation	46

ARTICLE VII	CONDITIONS TO SHARE PURCHASE	47

7.1	Conditions to Closing of the Share Purchase	47

7.2	Conditions to Obligations of the Purchaser	48

7.3	Conditions to Obligations of the Stockholder	48

ARTICLE VIII	TAX MATTERS	49

8.1	Tax Returns	49

8.2	Tax Contests	49

8.3	Straddle Periods	49

8.4	Tax Cooperation	50

8.5	Transfer Taxes	50

8.6	Tax Refunds	50

ARTICLE IX	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW	50

9.1	Survival of Representations and Warranties	50

9.2	Indemnification	51

9.3	Maximum Payments; Remedy	53

9.4	Claims for Indemnification; Resolution of Conflicts	54

9.5	Escrow Arrangements	56

9.6	Third Party Claims	56

9.7	Setoff	57

9.8	Tax Treatment of Indemnification Payments	57

ARTICLE X	GENERAL PROVISIONS	58

10.1	Appointment of Sellers’ Representative	58

10.2	Amendment and Waiver	59

10.3	Notices	59

10.4	Expenses	60

10.5	Interpretation	60

10.6	Counterparts	60

10.7	Entire Agreement; Assignment	60

10.8	Severability	61

10.9	Other Remedies	61

10.10	Arbitration; Submission to Jurisdiction; Consent to Service of Process	61

10.11	Governing Law	62

10.12	WAIVER OF JURY TRIAL	62

10.13	Rules of Construction	62

10.14	No Third Party Beneficiary	62

10.15	Tax Advice	62

10.16	Disclosure Schedule	62

10.17	Waiver of Conflicts	63

10.18	Attorney-Client Privilege	63

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Director and Officer Resignation and Release Letter

Exhibit C	Non-Exclusive License Permitted Liens

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 16, 2021, by and among LEXEO Therapeutics, Inc., a Delaware corporation (the “Purchaser”), Stelios Therapeutics, Inc., a Delaware corporation (the “Company”), The Cystinosis Research Foundation, Eric Adler, M.D., Farah Sheikh, Ph.D., Jeffrey M. Ostrove, Ph.D., and Stephanie Cherqui, Ph.D. (each, a “Stockholder” and, together, the “Stockholders”), and Jeffrey M. Ostrove, Ph.D., in his capacity as representative for Stockholders (“Stockholders’ Representative”).

RECITALS

A. The Stockholders constitute all of the legal and beneficial owners of all of the Company Stock as of the date of this Agreement.

B. Subject to the terms and conditions set forth in this Agreement, the Purchaser desires to purchase from the Stockholders, and the Stockholders desire to sell to the Purchaser, all of the Company Stock owned by the Stockholders free from any and all Liens.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of the Purchaser to enter into this Agreement, each of the Eric Adler and Farah Sheikh (each, a “Signing Consultant”) will execute a Consulting Agreement with the Purchaser, in form and substance mutually agreeable to the Purchaser and such Signing Consultant, which shall become effective upon the Closing (collectively, the “Signing Consultant Documents”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2019 Financials” means the Company’s consolidated balance sheet as of December 31, 2019 and the related consolidated statements of income, cash flow and stockholders’ equity.

“2020 Financials” means the Company’s consolidated balance sheet as of December 31, 2020 (the “Balance Sheet Date”) and the related consolidated statements of income, cash flow and stockholders’ equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Ancillary Agreements” means the Escrow Agreement, the Spin-Out Documents, the Signing Consultant Documents, the Certificates, and all other agreements and certificates executed and delivered by or on behalf of the Stockholders, the Company or any officers of the Company in their capacity as such, in connection with this Agreement or any of the foregoing or any of the Transactions.

“ARVC” means arrhythmogenic right ventricular cardiomyopathy.

“ARVC Program” means all of the research, development and other activities relating to ARVC conducted by the Company, its Affiliates and/or its sublicensees, including the treatment of ARVC using a gene therapy modality delivering genes encoding connexin 43 or plakophilin-2.

“Business” means the conduct of all activities of the Company other than those exclusively related to the Spin-Out Assets.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which the Purchaser is closed for business or banking institutions located in New York, New York or San Diego, California are authorized or obligated by Law or executive order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar applicable executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and Internal Revenue Service Notice 2020-65) in any U.S. jurisdiction, and any similar applicable Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Cash” means the sum of the fair market value (expressed in United States Dollars as of immediately prior to the Closing) of (a) all cash and (b) all cash equivalents (including deposits, marketable securities and short term investments) of the Company, in each case as of immediately prior to the Closing (which shall include the amount of all uncleared deposits of the Company outstanding and exclude the amount of all uncleared checks or withdrawals of the Company outstanding).

“Certificates” means the certificates certifying (i) the FIRPTA Compliance Certificates delivered pursuant to Section 2.3(b)(i) and (ii) any other certificates delivered by or on behalf of the Company and/or an officer of the Company pursuant to Section 2.3(b).

“Clinical Candidate Selection” means a Company Product that has successfully completed the set of pre-clinical experiments that Purchaser determines (based on the practice that it consistently applies to its other products) is necessary for Purchaser to commence GLP toxicology studies for such Company Product.

“Closing Cash Consideration” means (a) Seven Million Dollars ($7,000,000), minus (b) the unpaid Indebtedness, minus (c) the unpaid Transaction Expenses, minus (d) the Indemnification Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Company Stock” means the outstanding shares of common stock of the Company, $0.0001 par value per share.

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“CX43 Company Product” means a Company Product for the treatment of ARVC with a gene therapy modality configured for the production of connexin-43 protein.

“Dollars” or “$” means United States Dollars.

“Environment” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any applicable federal, state or local law, common law, regulation, ordinance, bylaw or other applicable and binding legal authority, relating to: (a) the manufacture, transport, use, treatment, storage, disposal, recycling, export, Release or threatened Release of Hazardous Materials; (b) protection of human health and safety; or (c) pollution or protection of the Environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1960 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §3808 et seq.), and any similar federal, state or local laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company or another institution reasonably acceptable to parties hereto.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among the Purchaser, the Stockholders’ Representative and the Escrow Agent in the form attached hereto as Exhibit A.

“Escrow Release Time” means the first Business Day after the expiration of the Survival Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FDA” means United States Food and Drug Administration and any successor agency thereto.

“Financials” mean the 2019 Financials, the 2020 Financials and the Interim Financials.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time).

“Governmental Entity” means any federal, national, foreign, supranational, state, commonwealth, territorial, provincial, local or other government or political subdivision of any of the foregoing, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government or political subdivision including, in all cases, any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Material” means: (a) any “hazardous substance”, “hazardous waste” or “hazardous material” defined as such in (or for purposes of) any Environmental Law; (b) petroleum, including any fraction thereof, and any petroleum product; (c) mold, radon, or asbestos; and (d) any other substance, regardless of physical form, that is subject to regulation, or for which standards of conduct are imposed, under any Environmental Law.

“HIPAA” means U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), as amended by the HITECH ACT, and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D) as amended by the HITECH Act, the 21st Century Cures Act (Pub. L. 114-255), and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, including 42 C.F.R. §§ 412, 413, 422 and 495, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013.

“Health Care Law” means any and all Laws of any Governmental Entity pertaining to health regulatory matters applicable to the business of the Company, including but not limited to the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), all regulations or guidance promulgated pursuant to such Laws, and any other federal, state or non-U.S. Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services.

“Indebtedness” of any Person means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person or its Subsidiary: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments) (“Deferred Purchase Price”); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations of such Person as a lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any unpaid commissions, bonuses, employee expenses, severance and paid time off, in each case, accrued or earned prior to or at the Closing, including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts (including any such Taxes deferred pursuant to the CARES Act); (h) any deferred revenues or prepayments (other than Transaction Expenses); (i) any unpaid Pre-Closing Taxes (for the avoidance of doubt calculated taking into account any gain recognized in the Spin-Out Documents); (j) any payables or other amounts owed to any Affiliate of the Company and any other accounts payable; (k) any mortgage or other obligation secured by a Lien; and (l) the aggregate amount of all accrued interest payable on such items under clauses (a) through (k) and prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (k) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date. For the avoidance of doubt, Indebtedness shall not include any items included in the Transaction Expenses of the Company.

“Indemnification Escrow Amount” means an amount in cash equal to [***].

“Indemnification Escrow Fund” means the Indemnification Escrow Amount plus any interest thereon and on any such interest, in accordance with the Escrow Agreement, as the same may be reduced from time to time by any payments to the Purchaser and the other Purchaser Indemnified Parties pursuant to Section 9.2, Section 9.4(e) or Section 9.5(b).

“Indemnified Party” means the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable.

“Indemnifying Party” means the Purchaser or any of the Stockholders, as applicable.

“Interim Financials” means the Company’s unaudited consolidated balance sheet as of June 30, 2021 and the related unaudited consolidated statements of income, cash flow and stockholders’ equity.

“Inventory” means any and all materials, reagents, laboratory notebooks, laboratory equipment, laboratory animals (including any experimental mouse models), samples, gene therapy constructs, computer hard drives containing [***,] works-in-progress, finished goods, supplies and other inventories of the Company and other related tangible materials necessary or useful for the Business, wherever situated.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, with respect to the Company, the knowledge of [***], after a reasonable investigation and inquiry.

“Laws” means all constitutions, laws (including common law doctrine), statutes, regulations, ordinances, codes, orders, decrees, judgments, writs, injunctions, decisions, rules, standards, and rulings or any other pronouncements having the effect of law, or any settlement to which such Person is a party under the jurisdiction of any court or enacted, issued, promulgated, enforced or entered by a Governmental Entity, along with any binding written interpretations or policies promulgated or issued under any of the foregoing.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, community or marital property interest, right of first offer, notice, negotiation or refusal, transfer restriction of any kind or other encumbrance of any sort.

“Loss” means any claim, action, proceeding, loss, Liability, damage (excluding punitive and/or exemplary damages except in the case of a third-party claim), cost, interest, award, judgment, penalty, Tax, and expense, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.

“made available to the Purchaser” means (i) contained and accessible for a continuous period of at least [***] immediately prior to the date of this Agreement in the virtual data room hosted by [***] to which the Purchaser and its designated representatives had unrestricted access (the “Data Room”) and notification rights during such period or (ii) delivered by the Seller Parties or their representatives to the Purchaser or its representatives. Notwithstanding any to the contrary herein, the Data Room shall not include the folder in the virtual data room hosted by [***] containing the Spin-Out Assets.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, that has, or would be reasonably likely to have, material adverse effect on the Business or the assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations of the Business or capitalization of the Company, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) conditions affecting the industry in which the Company operates generally, (b) war, terrorism or hostilities, (c) any changes in general economic or business conditions or the financial or securities markets generally, (d) any change in GAAP or applicable Laws (or interpretation thereof), (e) any acts of God, weather, natural disasters, earthquakes, epidemics, pandemics and disease outbreaks or any worsening thereof or actions taken in response thereto, or national or international political or social conditions, (f) any failure in and of itself (as distinguished from any fact, condition, change, development, event or effect (other than as described in clauses (a) – (e) of this definition) giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period, and (g) taking any action required or permitted by this Agreement or taking or not taking any actions with the prior written consent of the Purchaser; provided, that in the case of clauses (a), (b), (c), (d), (e) and (g), such fact, condition, change, development, event or effect does not have any disproportionate or unique material adverse effect on the Company. For the avoidance of doubt, the Spin-Out and the transactions contemplated thereby shall not be deemed to be or deemed to have caused a Material Adverse Effect.

“Milestone Payment” means the milestone payments corresponding to the applicable milestones specified in Section 2.5.

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Permit” means all licenses, authorizations, permits, certificates, approvals and clearances, consents registrations, accreditations, variances, qualifications, accreditations or other rights and privileges issued, or required, by any Governmental Entity or quasi-governmental authorities necessary for the Company to conduct the Business, in all material respects, as conducted on the date hereof.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent in accordance with applicable Law or being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the books of the Company and (ii) non-exclusive out-licenses entered into by the Company in the ordinary course of business, in each case listed on Exhibit C.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a cooperative, a foundation, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Information” any and all data that identifies or relates to an individual that is regulated, protected or restricted by applicable Law, including all “Protected Health Information” or (“PHI”) (as such term is defined by HIPAA), or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including information that identifies, or could reasonably be used to identify (alone or in combination with other information) or is otherwise identifiable with a device or natural person, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company website or platform, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“PKP2 Company Product” means a Company Product for the treatment of ARVC with a gene therapy modality delivering the plakophilin-2 gene.

“Privacy Laws” means any Law applicable to the business of the Company (i) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, (ii) governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including, without limitation, HIPAA, the Gramm-Leach-Bliley Act, Section 5 of the Federal Trade Commission, California Online Privacy Protection Act, the Children’s Online Privacy Protection Act, Communications Decency Act, and Telephone Consumer Protection Act, and other United States state laws concerning privacy, the CAN-SPAM Act, the UK Data Protection Act 2018, the European General Data Protection Regulation (the “GDPR”), EU Directive 95/46/EC, EU Directive 2002/58/EC and any Laws or regulations implementing either or both of the GDPR, EU Directive 95/46/EC and EU Directive 2002/58/EC (each as amended from time to time), (ii) any applicable Laws requiring a person or Governmental Entity to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, or unauthorized access, disclosure or acquisition of Personal Information; and (iii) all contractual obligations to which the Company is bound as relate to material compliance with (i) through (ii) above as applicable to the business of the Company.

“Phase I Clinical Trial” means a clinical trial of a pharmaceutical or biologic product with the endpoint of determining initial tolerance, safety, pharmacokinetic or pharmacodynamic information in single dose, single ascending dose, multiple dose or multiple ascending dose regimens, which is prospectively designed to generate sufficient data (if successful) to commence a Phase II Clinical Trial (or later clinical trial) of such a pharmaceutical or biologic product, as further defined in 21 C.F.R. 312.21(a), as amended from time to time, or the corresponding foreign regulations.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the end of the day on the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of the Company attributable to any Pre-Closing Tax Period, (b) all Taxes of the Stockholders, (c) any and all Taxes of any member of an Affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or non-U.S. Laws, (d) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Laws, which Taxes relates to an event or transaction occurring on or before the Closing Date, (e) the employer portion of any payroll or employment Taxes with respect to any payments arising as a result of the Transactions (including any such Taxes deferred pursuant to the CARES Act) attributable to a Pre-Closing Tax Period and (f) any Transfer Taxes allocated to the Sellers under Section 8.5. Notwithstanding the foregoing, Pre-Closing Taxes shall not include any Taxes taken into account in the final calculation of Closing Transaction Expenses or Closing Indebtedness.

“Proceeding” means an action, complaint, petition, suit, proceeding, investigation, claim, demand, arbitration, dispute, litigation, interference, audit, hearing, inquiry, investigation, self-disclosure, qui tam action, or other proceeding (whether civil, criminal, regulatory or otherwise), at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Purchase Price” means the aggregate amount paid to the Stockholders pursuant to Section 2.1(b)(i) (as adjusted as contemplated by Section 2.3) and Section 2.1(b)(ii) (if ultimately paid to the Stockholders in accordance with the terms hereof and the Escrow Agreement).

“Purchaser Indemnified Parties” means the Purchaser, its Affiliates and its and their respective officers, directors, employees, agents and representatives.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Restricted Stockholder” means [***]

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Seller Indemnified Parties” means the Seller Parties, their Affiliates and their respective officers, directors, employees, agents and representatives.

“Seller Parties” means the Company and the Stockholders.

“Spin-Out” means the transaction(s) pursuant to which the Company transfers the Spin-Out Assets to a new and separate entity owned by the Stockholders.

“Spin-Out Assets” means the programs and assets (and related liabilities) exclusively relating to the items identified on Schedule I.

“Spin-Out Documents” means the agreements, documents and instruments necessary, proper or otherwise executed to consummate and make effective the Spin-Out and the transactions contemplated thereby.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, cooperative, association or other organization (including any branch), whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes,

any information returns and any amendments, schedules or supplements of any of the foregoing.

“TNNI3 Company Product” means a Company Product for the treatment of TNNI3-Associated HCM using a gene therapy modality.

“TNNI3-Associated HCM” means hypertrophic cardiomyopathy attributed to a pathogenic variant of the TNNI3 gene.

“TNNI3-Associated HCM Program” means all of the research, development and other activities relating to TNNI3-Associated HCM conducted by the Company, its Affiliates and/or its sublicensees, including research and development of a treatment of TNNI3-Associated HCM using a gene therapy modality.

“Transaction Expenses” means any Liabilities incurred by or on behalf of the Company (or any Affiliate or Stockholder thereof, if required to be paid by the Company) in connection with the negotiation and execution of this Agreement and/or the Ancillary Agreements (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts), the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder and the consummation of the Transactions (including any fees and expenses associated with obtaining any terminations, amendments, waivers, consents or approvals of any Person contemplated hereby), any Liabilities that may become due and payable by the Company as a result of the Transactions (including all brokers’, finders’ or similar fees owed by any such Person in connection with the Transactions) and any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from the Company that are triggered by the Transactions, the amount of any payroll or employment Taxes with respect to any such change of control payments, bonuses, severance, termination retention obligations or similar compensatory payments made by the Company to service providers in connection with the Transactions (including any such Taxes deferred pursuant to the CARES Act), any payments owed to the Stockholders (other than pursuant to the Signing Consultant Documents and the Purchase Price to be paid hereunder), and any payments or premiums for any tail insurance policy required by Section 6.11(a). For the avoidance of doubt, Transaction Expenses shall not include any items included in the Indebtedness of the Company.

“Transactions” means the Share Purchase and the other transactions contemplated hereby or by any Ancillary Agreement.

“UCSD” means the Regents of the University of California represented by its San Diego campus.

“UCSD License Agreements” means collectively, (i) that certain License Agreement, dated as of August 6, 2020, by and between the Company and UCSD (as amended or modified from time to time) related to “Drug Development for TNNI3 Mutations”, and (ii) that certain License Agreement, dated as of April 23, 2020, by and between the Company’s predecessor, ARVC Therapeutics, Inc., and The Regents of the University of California represented by its San Diego campus (as amended or modified from time to time) related to “A Gene Therapy Strategy to Restore Electrical and Cardiac Function in Arrhythmogenic Right Ventricular Cardiomyopathy.” Each (i) and (ii) individually referred to as a “UCSD License Agreement”.

“Willful Breach” means (a) a breach of a representation or warranty contained in Article III, Article IV or Article V of this Agreement that the breaching party knows is or would reasonably be expected to constitute an intentional misrepresentation of such representation or warranty or (b) a breach of a covenant contained in this Agreement that the breaching party knows is or would reasonably be expected to constitute an intentional breach of such covenant.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Arbitrator	10.10
Charter Documents	3.1(a)
Claim Date	9.4(a)
Claims	6.3
Closing	2.2
Closing Cash	Article I
Closing Date	2.2
Company	Preamble
Company Intellectual Property	3.12(a)
Company Product	3.12(a)
Company Programs	3.12(a)
Company Registered Intellectual Property	3.12(a)
Company Representative	6.2(a)
Consideration Spreadsheet	2.1(b)
Consultant Proprietary Information Agreement	3.12(l)
Contingent Worker	3.21(a)
Contributor	3.12(l)
Cover, Covering or Covered	3.12(a)
Current Balance Sheet	3.6(a)
D&O Indemnified Parties	6.2(b)
Data Room	Article I
Deferred Purchase Price	Article I
Disclosure Schedule	Article III
EAR	3.26
Employee Proprietary Information Agreement	3.12(m)
Environmental Permits	3.18(a)
Excluded Claims	6.3
FCPA	3.27
Filing Date	10.10(b)
FIRPTA Compliance Certificates	2.4(b)(iii)
Fundamental Representations	9.1
Improvements	3.11(g)

Term	Section
Indemnified Party	9.3(a)
Indemnifying Stockholder Proceeds	9.3(b)
Infringement or Infringe	3.12(a)
Intellectual Property	3.12(a)
Interested Party	3.14(a)
ITAR	3.26
Material Contract or Material Contracts	3.13(b)
Moral Rights	3.12(a)
Objection Deadline	9.4(b)
Objection Notice	9.4(b)
OFAC	3.26
Officer’s Certificate	9.4(a)
Official	3.27
Patents	3.12(a)
Payable Claim	9.4(d)
Pre-Closing Tax Period	Article I
Pre-Closing Taxes	Article I
Purchaser	Preamble
Purchaser Closing Deliveries	2.3(a)
Registered Intellectual Property	3.12(a)
Related Party Transaction	9.2(a)(vi)
Releasor	6.3
Remedies	3.3(c)
Resolved Claims	9.4(c)
Seller Parties	Preamble
Seller Party Closing Deliveries	2.4(b)
Settled Claims	9.4(c)
Share Purchase	2.1(a)
Signing Consultant	Recitals
Signing Consultant Documents	Recitals
Special Representations	9.1
Standard Form Agreements	3.12(h)
Stockholder or Stockholders	Preamble
Supplier	3.23
Survival Date	9.1
Tax Contest	8.2(a)
Third Party Claim	9.6
Trade Secrets	3.12(a)
Trademarks	3.12(a)
Transfer Taxes	8.5
Unresolved Claim	9.4(d)
Valid Claim	3.12(a)
WARN	3.21(d)

ARTICLE II

THE STOCK PURCHASE

2.1 Purchase and Sale.

(a) Purchase and Sale of Company Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stockholders shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Stockholders, all of the Stockholders’ right, title and interest in and to all of the outstanding Company Stock, free and clear of any and all Liens (the “Share Purchase”), in exchange for the consideration specified herein.

(b) Payments at the Closing on Company Stock. In full consideration for the transfer of Company Stock as set forth in Section 2.1(a), simultaneously with the Closing, the Purchaser shall:

(i) pay or cause to be paid to the Stockholders the Closing Cash Consideration, which payment shall be made by wire transfer of immediately available funds in accordance with a spreadsheet, in form and substance reasonably satisfactory to Purchaser (the “Consideration Spreadsheet”), delivered by the Stockholders to the Purchaser at least two (2) Business Days prior to Closing, containing (A) the name, and address of record, including each Stockholder’s email address, if available; (B) the number of shares of Company Stock held by each Stockholder (on a certificate-by-certificate basis and including certificate numbers); (C) the respective pro rata portions of the Closing Cash Consideration and Milestone Payments each Stockholder is entitled to receive pursuant to this Section 2.1(b) and 2.6, respectively; and (D) wire instructions for each payment to be made by Purchaser or the Escrow Agent to the Stockholders;

(ii) pay or cause to be paid to the beneficiaries thereof all Indebtedness for borrowed money of the Company and Transaction Expenses set forth on the schedule delivered pursuant to Section 2.3(b)(i).

(iii) deposit, or cause to be deposited, the Indemnification Escrow Amount by wire transfer of immediately available funds with the Escrow Agent in accordance with Section 9.5.

(c) Withholding. The Purchaser (or any of its agents or Affiliates, as the case may be) shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax Law. To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the withholding was made.

2.2 Closing.

(a) Closing. The closing of the Share Purchase (the “Closing”) shall take place remotely via the exchange of documents and signature pages on the date hereof, or at such other time and place as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Cancellation of Stock Certificates. All stock certificates evidencing the Company Stock and surrendered by the Stockholders pursuant to this Agreement, if any, shall forthwith be cancelled or deemed cancelled effective as of Closing.

2.3 Closing Deliveries.

(a) Closing Deliveries of the Purchaser. In addition to the payments provided for in Section 2.1(b), at the Closing, the Purchaser shall have delivered or caused to be delivered to the Stockholders (collectively, the “Purchaser Closing Deliveries”):

(i) executed counterparts of each Ancillary Agreement to which the Purchaser is a party; and

(ii) a certificate from the Purchaser, validly executed by an authorized officer of the Purchaser, to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) have been satisfied.

(b) Closing Deliveries of the Seller Parties. At the Closing, the Seller Parties shall have delivered or caused to be delivered to the Purchaser (collectively, the “Seller Party Closing Deliveries”):

(i) At least two (2) Business Days prior to the Closing Date, a schedule setting forth the unpaid Transaction Expenses and Indebtedness as of immediately prior to the Closing, in each case including the payee with respect to such Transaction Expenses or Indebtedness and such payee’s wire instructions.

(ii) executed counterparts of each Ancillary Agreement to which any Seller Party is a party;

(iii) IRS Forms W-9 duly executed by each Stockholder (the “FIRPTA Compliance Certificates”);

(iv) a certificate or certificates representing the Company Stock (or an affidavit of lost stock certificate) accompanied by a duly executed share transfer deed for the transfer to the Purchaser of the Company Stock, in form and substance reasonably satisfactory to the Purchaser;

(v) an executed Director and Officer Resignation and Release Letter in substantially the form attached hereto as Exhibit B, effective as of the Closing, for each officer and director of the Company (unless otherwise instructed in writing by the Purchaser prior to the Closing);

(vi) a certificate from the Company, validly executed by its Chief Executive Officer, to the effect that, as of the Closing, the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been satisfied;

(vii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying: (A) a true and complete copy of the Company’s certificate of incorporation, including all amendments thereto; (B) a true and complete copy of the Company’s bylaws, including all amendments thereto; and (C) resolutions of the Board of Directors of the Company and the stockholders of the Company approving, in accordance with the provisions of such certificate of incorporation, such bylaws and applicable Law, this Agreement, the Transactions and the other agreements contemplated by this Agreement to which the Company is a party, and the agreements contemplated thereby; and

(viii) certificates of good standing for the Company issued not earlier than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware and each other state in which the Company is qualified to do business as a foreign corporation.

2.4 [Intentionally Omitted]

2.5 Contingent Consideration.

Purchaser shall pay the following Milestone Payments (as set forth in the table below) to the Stockholders, on a pro rata basis and in accordance with the Consideration Spreadsheet, due [***] after the achievement of the applicable Milestone Event (as described in the table below). Within [***] of achieving a Milestone, the Purchaser shall provide notice of such achievement to the Stockholders’ Representative. Each Milestone Payment will only be payable once, upon the first achievement of the corresponding milestone event, regardless of the number of times it is achieved.

Milestone Event	Milestone Payment

Clinical Candidate Selection for the first of either the ARVC Program or the TNNI3-Associated HCM Program	[***]

Upon administration of the first dose to the first patient in a Phase I Clinical Trial in humans or any other clinical trial for a CX43 Company Product	[***]

Upon administration of the first dose to the first patient in a Phase I Clinical Trial in humans or any other clinical trial for a PKP2 Company Product	[***]

Upon administration of the first dose to the first patient in a Phase I Clinical Trial in humans or any other clinical trial for a TNNI3 Company Product in connection with the TNNI3-Associated HCM Program	[***]

Aggregate Total	Twenty Million Five Hundred Thousand Dollars ($20,500,000)

2.6 Further Action. If, at any time after the Closing, any further action is determined by Purchaser to be necessary to carry out the purposes of this Agreement or to vest the Purchaser with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Company shall be fully authorized (in the name of the Company or otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties hereby severally, but not jointly, represents and warrants to the Purchaser as of the date hereof and as of the Closing, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule) supplied by the Seller Parties to the Purchaser (the “Disclosure Schedule”) concurrently with the execution of this Agreement:

3.1 Organization; Authority and Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on the Business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the Business as currently conducted except where the failure to be so qualified or licensed, individually or in the aggregate, both (i) has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) has not had and would not be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or to consummate the Transactions and would not materially impede or delay or be reasonably expected to materially impede or delay the consummation of the Transactions. The Company has made available to the Purchaser a true and correct copy of its certificate of incorporation, as amended to date, and bylaws, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”). Except as set forth in Section 3.1(a)(i) of the Disclosure Schedule, the Board of Directors of the Company has not approved or proposed any amendments to the Charter Documents. Section 3.1(a)(ii) of the Disclosure Schedule lists the directors and officers of the Company. Section 3.1(a)(iii) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise has conducted material business since December 5, 2016. Section 3.1(a)(iv) of the Disclosure Schedule lists each predecessor entity of the Company and any other name under which the Company has previously operated.

(b) The Company has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly authorized, executed and delivered by the Company and the obligations of the Company hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 7,000,000 shares of Company Stock, of which 5,657,468 shares are issued and outstanding, and there is no other issued and outstanding capital stock of other securities of the Company and no commitments or agreements to issue any Company Stock or other securities of the Company. There are no shares held in the treasury of the Company. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable. There are no warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Stock or obligating the Company to grant or otherwise amend or enter into any such warrant, call, right, commitment or agreement. Except as set forth in Section 3.2(a)(ii) of the Disclosure Schedule, the Company has no outstanding options, restricted stock units, restricted shares, stock appreciation right, profit participation, “phantom equity” or any other type of equity instrument or any plan or similar arrangement pursuant to which it has reserved Company Stock for issuance; the Company has never promised (in writing or otherwise) any such equity instrument to any Person. There have been no (interim) dividends or other distributions with respect to any shares of Company Stock, and there are no declared or accrued but unpaid (interim) dividends or other distributions with respect to any shares of Company Stock. There are no outstanding bonds, debentures, notes or other obligations, granting its holder the right to vote on any matters on which stockholders of the Company may vote (or which are convertible into or exercisable for securities having the right to vote).

(b) All outstanding shares of Company Stock have been issued in compliance with all applicable federal, state, local or foreign statutes, Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws.

(c) As a result of the Share Purchase, as of the Closing, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Stock and all rights to acquire or receive any shares of Company Stock, whether or not such shares of Company Stock are outstanding. Section 3.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately prior to the Closing, including the number and respective owner of shares of the issued and outstanding Common Stock.

(d) Except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, or (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Stock.

(e) Section 3.2(e) of the Disclosure Schedule lists all of the former owners of any Company Stock or other equity of the Company, and the date on which such Company Stock or other equity was sold or otherwise disposed of by such owners.

3.3 Subsidiaries. The Company does not have, and has never had, any Subsidiary. The Company does not control, directly or indirectly, or have (or has ever had) any direct or indirect equity participation or similar interest in, or any obligations to acquire any equity securities of or make any contribution to or debt or equity investment in, any Person.

3.4 No Conflict. The execution and delivery by the Company of this Agreement and any Ancillary Agreement to which it is a party, and the consummation of the Share Purchase or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Company Stock pursuant to, (a) any provision of the Charter Documents, (b) the UCSD License Agreements, (c) any other Contract, or (d) any material Laws applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contract to which the Company is a party or by which the Company’s properties or assets may be bound as are required thereunder in connection with the Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will continue to be permitted to exercise all of its rights under the Material Contract without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

3.5 Governmental Consents and Approvals. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Company is a party or the consummation of the Share Purchase and the other Transactions, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

3.6 Company Financial Statements.

(a) The Financials have been made available to the Purchaser. The Financials are true and correct in all material respects, except (i) for adjustments made in the ordinary course of business which are not reflected on the Financials and (ii) that the Interim Financials do not contain footnotes and are subject to normal recurring year-end audit adjustments. The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein (subject, in the case of the Interim Financials, to the exclusion of footnotes and normal year-end adjustments that, to the extent not reflected therein, are not material in amounts or nature) in all material respects. The Company’s balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

3.7 No Undisclosed Liabilities, No Material Adverse Effect; Ordinary Course.

(a) To the knowledge of the Company, except as set forth on Section 3.7(a) of the Disclosure Schedule, the Company has no Liabilities of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet, except for those which (i) have been reflected in the Current Balance Sheet or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and are not material in nature or amount.

(b) Since the Balance Sheet Date, there has not occurred any Material Adverse Effect.

3.8 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, and, to the Company’s Knowledge, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth or reflected in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company. No Person has any Lien on any accounts receivable of the Company and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company other than in the ordinary course of business. The Company has no accounts receivable as of the date hereof.

(b) All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than [***] in its payment. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and in a manner consistent with its past practices, and the Company has not materially delayed any such payments.

(c) Other than as set forth on Section 3.8(c) of the Disclosure Schedule, the Company has no outstanding Indebtedness as of immediately prior to the Closing.

3.9 Tax Matters.

(i) The Company has (A) prepared and timely filed all Tax Returns required to be filed by the Company and all such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and (B) timely paid all Taxes that were due and payable (whether or not shown on a Tax Return). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(ii) The Company has paid or withheld with respect to their respective employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld, and have timely paid over any such Taxes over to the appropriate authorities.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension or still in effect.

(iv) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and to the Knowledge of the Company, no such action or proceeding is being contemplated. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority, which adjustment has not been resolved. There are no matters relating to Taxes under discussion between any Tax authority and the Company.

(v) The Company has delivered to the Purchaser or made available to the Purchaser, copies of all income and other material Tax Returns for the Company filed for all periods since and including the taxable period ended [***].

(vi) No written claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(vii) The Company (A) has never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or owe any amount under any such agreement, other than any agreement entered into in the ordinary course of business, have been paid off immediately prior to the Closing and the primary purpose of which is unrelated to Taxes or Tax Returns, (B) has no Liability for the Taxes of any Person (other than Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise, (C) has never been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes and (D) does not own nor has it ever owned an interest in any entity treated as a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(viii) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) There are no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable.

(x) The Company has not engaged in a “listed transaction,” as set forth in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b)(2).

(xi) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made prior to the Closing Date, (B) any prepaid amount or deferred revenue received or accrued prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law), (D) a change in the method of accounting made prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax law), (E) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (F) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law), with respect to transaction made on or prior to the Closing Date, (G) any application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received prior to the Closing Date, or (H) any application of Section 952(c)(2) of the Code with respect to any reduction described in Code Section 952(c)(1)(A) for a taxable year ending on or before the Closing Date.

(xiii) The Company is not subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(xiv) The Company is not a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(xv) The Company has made available to the Purchaser all documentation relating to any Tax holidays or incentives currently applicable to the Company. To the Knowledge of the Company, no amounts attributable to any Tax holidays or Tax incentives will be required to be repaid or reimbursed by the Company as a result of the Transactions.

(xvi) The Company has not (i) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or (ii) elected to defer any Taxes under the CARES Act or IRS Notice 2020-65 (or any corresponding or similar provision of state or local Tax law).

(xvii) The Company has not been and is not subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(xviii) The Company (and any predecessors of the Company or any entity merged or liquidated into the Company) has been a C corporation at all times since its inception.

3.10 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or, to the Company’s Knowledge, otherwise binding upon the Company which has or may reasonably be expected to have the effect of materially prohibiting or impairing any material business practice of the Company, any acquisition of property and assets (including tangible and intangible property and assets) by the Company, the conduct of Business, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing and except as set forth on Section 3.10 of the Disclosure Schedule, the Company has not entered into any Contract under which the Company is restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

3.11 Title to Real and Personal Properties; Absence of Liens.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) The Company has not entered into, nor is bound by, any lease, lease guaranty, sublease, agreement for the leasing, tenancy, license, other use or occupancy of, or otherwise granting a right in or relating to any real property nor is any Person in the course of acquiring any such rights or interests.

(c) The Company has good and valid title to, ownership of, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the Business as currently conducted, free and clear of any Liens, except Liens for Taxes not yet due and payable.

(d) All real property leases identified in the Disclosure Schedule were made on a good faith, arm’s length basis and on what the Company reasonably believes to have been the best available market terms. There are no agreements, contracts, terms, or special understandings between or among the Company, any lessor, or agents of any lessor regarding any real property leases that have not been disclosed in the Disclosure Schedule.

(e) Each of the real property leases identified in Section 3.11(e) of the Disclosure Schedule is valid and in full force and effect, and the Company has neither received nor provided any written or oral notice of any default or event that with notice of lapse of time, or both, would constitute a default by the Company or any other party thereto under any of the real property leases identified in the Disclosure Schedule. The Company has timely and fully performed all covenants and obligations under the property leases identified in the Disclosure Schedule. The Company has no existing offsets, defenses, counterclaims, or credits against rentals under any provision of the real property leases identified in the Disclosure Schedule, other than any security deposit.

(f) The Company has not previously assigned, transferred, or conveyed all or any part of its right, title, or interest under any of the real property leases identified in the Disclosure Schedule to any other Person.

(g) To the Knowledge of the Company: all improvements on the real property used by the Company, including the facilities, buildings, plants, structures, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on, or forming part of such real property, and other improvements located thereon (collectively, the “Improvements”), are structurally sound, free of defects, in good condition and repair in all material respects (except for reasonable wear and tear not caused by neglect expected), consistent with all Laws, and adequate for the uses to which they are being put. Such real property, the Improvements thereon, and the use thereof for the purposes for which they are presently being used, are in each case in compliance with all applicable building, zoning, planning, subdivision, health, Environmental Laws, or other Laws, including, the Americans with Disabilities Act of 1990, and, to the Knowledge of the Company, there exists no such violation which could reasonably be expected to interfere with the present use of such real property and the Improvements. The Company is in compliance, and has at all times complied in all material respects, with all applicable Laws in its use and occupancy of the real property (including, without limitation, all Laws respecting zoning, planning, access by disabled persons, and Environmental Laws). There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any such real property. The property and assets of the Company (after giving effect to the Spin-Out) constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit to conduct the Business immediately after the Closing in the ordinary course of business consistent with past practice.

(h) To the Knowledge of Company, there is no action or proceeding pending or threatened relating to the real property identified in the Disclosure Schedule.

3.12 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), filed by, held in the name of or licensed to the Company.

“Company Product” means any product (a) that was developed or is in development (including all modifications and/or derivatives thereof) by Company as of the Closing Date; (b) that was developed or is in development (including all modifications and/or derivatives thereof) by a Third Party as of the Closing Date and for which the Company has an option to obtain an exclusive license under the necessary and reasonably useful Patent Rights pursuant to that certain Letter Agreement dated April 20, 2021 (the “Letter Agreement”) from UCSD to Company related to [***] or (c) that is developed by Company after the Closing Date but is Covered by a Patent that is either owned or exclusively licensed (including any intellectual property that is subject to the option in the Letter Agreement) by the Company as of the Closing Date or is a Patent that derives its priority from a Patent that is either owned or licensed (including any intellectual property that is subject to the option in the Letter Agreement) by the Company as of the Closing Date.

“Company Programs” means the ARVC Program, the TNNI3-Associated HCM Program and any other research and development programs currently or previously worked by or on behalf of Company, directed towards cardiovascular disease.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is part of Company Intellectual Property.

“Cover,” “Covering,” or “Covered” means, with respect to a particular product and a Valid Claim of a Patent, the manufacture, use, sale, offer for sale, or importation by Company of the product, would infringe such Valid Claim or, in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“Infringement” or “Infringe” means an assertion that a given item (whether tangible or not) infringes, misappropriates, dilutes, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

“Intellectual Property” means, anywhere in the world, (i) patents and patent applications, including continuations, divisionals, renewals, extensions, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, industrial designs and other governmental grants for the protection of inventions or industrial designs, including patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (ii) data, database rights, software, copyrights in published and unpublished works, copyright registrations and renewals thereof, applications for copyright registration, Moral Rights, rights of publicity and privacy, and mask work rights, and all derivatives, translations, adaptations and combinations of the foregoing whether registered or unregistered (“Copyrights”), (iii) proprietary, confidential and non-public inventions, improvements, ideas, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, including all confidential formulae, research in progress, know-how, protocols, methods, processes, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any media or other tangible embodiment thereof and all descriptions thereof (“Trade Secrets”), (iv) rights in registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with the goodwill of the Company or the Company’s business symbolized by any of the foregoing (“Trademarks”), (v) domain names, registrations for domain names and web addresses, (vi) analogous rights to those set forth above, including, without limitation, common law, statutory or contractual rights, and any other intellectual property rights in any jurisdiction, and (vii) rights to sue for past, present and future Infringement of the rights set forth above.

“Moral Rights” means moral rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Valid Claim” means (a) any claim of an issued and unexpired Patent that has not been revoked, held invalid, or held unenforceable by a patent office or other governmental authority of competent jurisdiction in a final and non-appealable judgment; or (b) any pending claim of an unissued, pending patent application that (i) has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and (ii) which application has not been pending for more than seven years since its earliest claimed priority date.

(b) Company Products. Section 3.12(b) of the Disclosure Schedule is a complete and accurate list of all current Company Products in development or to be developed by name, including all Company Products that have been developed, manufactured, made commercially available, marketed, distributed, supported or otherwise sold or licensed out in the last [***] or for which Company has an option to develop and/or commercialize. Such schedule shall specify whether each of such Company Products and Company Technology were developed by or on behalf of the Company or provided by third parties (and if by third parties, the identity of such third parties (including, if applicable, UCSD)) to the Company.

(c) Company Programs. Section 3.12(c) of the Disclosure Schedule is a complete and accurate list of all current Company Programs in development by name and description. Such schedule shall specify whether each of such Company Programs were developed by or on behalf of the Company or provided by third parties (and if by third parties, the identity of such third parties (including, if applicable, UCSD) to the Company. The Spin-Out Assets do not relate in any way to the ARVC Program or the TNNI3-Associated HCM Program.

(d) Registered Intellectual Property. Section 3.12(d) of the Disclosure Schedule sets forth a true, accurate and complete list and a brief description of (i) all Company Registered Intellectual Property and all material unregistered Trademarks used by the Company with respect to any Company Products (or otherwise used in the Business), (ii) any actions that must be taken by the Company within [***] of the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees or taxes or the filing of any documents, applications or certificates, (iii) all license agreements and other similar contracts in effect on the date hereof pursuant to which any such Intellectual Property rights are licensed to or from the Company; (iv) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property, (v) any joint owners of Company Registered Intellectual Property, (vi) any Liens as to which the scheduled items are subject and (vii) an indication that the Company has elected to abandon the registration of an item, where applicable. The Company is listed in the records of the appropriate United States, state or foreign agency as the sole or joint owner of record for each patent, pending application and registration listed in the Disclosure Schedule as owned by the Company, and all joint owners, if applicable, are identified as joint owners. To the Knowledge of the Company, the appropriate individuals have been named as inventors on the patents and patent applications included in the Company Registered Intellectual Property.

(e) Effect of this Transaction. Except as set forth in Section 3.12(e) of the Disclosure Schedule, following the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by the Company or the Purchaser without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Company is a party, nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property, any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract; (iii) the release, disclosure or delivery of any Company Intellectual Property or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company Intellectual Property

(f) Title to Intellectual Property. The Company, except as otherwise indicated in one of the foregoing schedules, is the sole and exclusive owner of, is licensed to use, or otherwise has the necessary rights to use, each item of Company Intellectual Property and of each Company Product, free and clear of any Liens or any royalty or other payment obligations, except for Permitted Liens, as otherwise indicated in any of the foregoing schedules. Except where any of the foregoing schedules indicates joint ownership or licenses, the Company has the sole and exclusive right to bring a claim or suit against a third party for past, present Infringement of the Company Intellectual Property. Except as set forth in Section 3.12(g)(i) of the Disclosure Schedule, the Company has never (i) transferred ownership of, or granted any license (except pursuant to the Spin-Out Documents) (“Company Out-Licenses”) with respect to, any Intellectual Property to any other Person, or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time material to the Company, to enter into the public domain. Except for the licenses, sublicenses, option agreements related to Intellectual Property and other agreements disclosed in Section 3.12(f)(iii) of the Disclosure Schedule (“Company In-Licenses”), there are no agreements under which the Company is granted rights in any Intellectual Property rights owned by any third party (other than commercially available software licensed under “shrinkwrap” or “clickwrap” agreements for less than [***]). The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, in each case in a manner that would (a) require (or purport to require) the source code of such software to be disclosed, distributed or made available, (b) prohibit (or purport to prohibit) the Company from charging for the distribution or use of the software or otherwise limit such software’s use for commercial purposes, (c) make the Company’s products redistributable by third parties at no charge or (d) require the Company to license its products with permission to create derivative works.

(g) Ownership of Intellectual Property. The Company Intellectual Property includes all material Intellectual Property that is used in or necessary for the conduct of the Business as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of all Company Products without any known conflict with the rights of any Person. Except as set forth on Section 3.12(h)(i) of the Disclosure Schedule, no third party has licensed from the Company any Intellectual Property (other than agreements with subcontractors solely on a fee-for-service basis). The Company has obtained and possesses valid licenses to use all Company Software, including the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business. Except for those certain commercially available software products under standard end-user object code internal-use license agreements or as set forth in Section 3.12(h)(ii) of the Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or other Liens (other than Permitted Liens), or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. To the Company’s Knowledge, except as set forth in Section 3.12(h)(iii) of the Disclosure Schedule, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.

(h) Standard Form Agreements. Copies of the Company’s standard form of non-disclosure agreement and the Company’s standard form, including attachments, of sale agreements, purchase orders and other similar documents of the Company Products (collectively, the “Standard Form Agreements”), have been made available to the Purchaser. Section 3.12(h) of the Disclosure Schedule lists all Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property.

(i) Valid Intellectual Property. With respect to each item of Company Registered Intellectual Property to the Company’s Knowledge: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in the jurisdiction of registration for the purposes of maintaining the Intellectual Property Rights therein; (ii) each such item is currently in material compliance with formal legal payment and filing requirements (including payment of filing, examination and maintenance fees and proofs of use and timely filing of affidavits of use and incontestability and renewal applications), in accordance with applicable Laws, in the jurisdiction of registration; (iii) each such item has been duly maintained and is subsisting, valid and enforceable; and (iv) no patent application filed by the Company for any Company Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed. To the Company’s Knowledge, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any item of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. The Company has never misrepresented, or failed to disclose, any facts or circumstances in any application for any item of Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property. To the Company’s Knowledge, no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property have been threatened. The Company is not currently conducting the Business, nor is the Company using, applying for, or enforcing (or, failing to use or enforce) any Intellectual Property right in a manner that would result in the abandonment, cancellation, invalidity, or unenforceability of any Intellectual Property right (including without limitation the failure to preserve the confidentiality of non-public information), and the Company is not acting or failing to act in a way likely to result in the forfeiture or relinquishment of any Intellectual Property right.

(j) No Infringement. The operation of the Business as it has been conducted since the Company’s inception, and as currently conducted and as is currently contemplated by the Company to be conducted by the Company, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, sale, distribution, publication and licensing out of any Company Product, to the Company’s Knowledge has not, does not and will not Infringe when conducted in the same manner by Purchaser and/or the Company immediately following the Closing, any Intellectual Property Rights of any Person. The Company has not received written notice from any Person claiming that such operation or any act, any Company Product or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor (with respect to Company Products or Company Intellectual Property) does the Company have Knowledge of (i) anything that to Company’s Knowledge constitutes any basis for the foregoing nor is the Company aware of any basis therefor or (ii) any threat thereof). No Company Product or Company Intellectual Property is subject to any Proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of such Company Product or Company Intellectual Property.

(k) Restrictions on Business. Except as set forth in Section 3.12(k) of the Disclosure Schedule, neither this Agreement nor the Share Purchase will cause: (i) the Purchaser, any of its Affiliates or the Company to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) the Purchaser, any of its Affiliates or the Company to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses (excluding any non-compete or other restriction that arises from any agreement to which the Purchaser or its Affiliates is a party but the Company is not a party) or (iii) the Purchaser, any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions, excluding any obligations that arises from any agreement to which the Purchaser or its Affiliates is a party but the Company is not a party.

(l) No Third Party Infringement. To the Knowledge of the Company no Person has in the past Infringed or is currently Infringing any Company Intellectual Property or the Company’s rights therein or thereto. No such claims have been brought against any Person by the Company. Except as set forth in the UCSD License Agreements, the Company has the exclusive right to bring actions against any Person that has in the past Infringed or is currently Infringing any Company Intellectual Property and to retain any damages recovered in any such action.

(m) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to the Purchaser. All agreements with employees or consultants that deviate in any material respect from the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement are listed on Section 3.12(m) of the Disclosure Schedule. All current and former employees of the Company, and all current and former consultants of the Company, in each case who have been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company (each, a “Contributor”), have executed and delivered (and are in compliance with) the applicable form of agreement. Section 3.12(m) of the Disclosure Schedule lists all Contributors involved in creating, inventing or developing the Patents of the Company. Each Contributor has assigned to the Company all Intellectual Property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights in the United States, to Company Products or Company Intellectual Property, nor has any Contributor made to the Company any unretracted material assertions with respect to any alleged ownership or rights. All Contributors who are or were, at the time of employment, residents of countries that recognize Moral Rights or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights have executed written agreements with the Company that, to the fullest extent permitted under applicable law, waive for the benefit of the Company, all Moral Rights.

(n) All Material Information Furnished. As of the Closing Date, Company has furnished or made available to Purchaser or its agents or representatives all material information relating to the Company Programs and Inventory that has been requested by the Purchaser.

(o) Protection of Confidential Information. The Company has taken all commercially reasonable measures to establish and preserve the ownership of all Company Intellectual Property and the confidentiality and secrecy of any Trade Secrets. To the Knowledge of the Company, there has not been any breach or any violation of the confidentiality of any non-public confidential information or Trade Secrets of the Company. The Company is making lawful use of any confidential information or Trade Secrets of any third party. To the Knowledge of the Company, none of the employees, consultants, or independent contractors of the Company have any agreements or arrangements with any former employers relating to confidential information or Trade Secrets of such employers that would interfere with the activities of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the activities of the employees, consultants, or independent contractors of the Company assigned to such employees, consultants, or independent contractors of the Company by the Company violates any agreements or arrangements which such persons have with former employers or any other third party, including any non-competition, non-solicitation and/or confidentiality agreements. All current employees of the Company who have contributed to the development of the products or services of the Company in performance of their duties and responsibilities to the Company have executed written instruments that assign to the Company all right, title and interest in and to any and all Intellectual Property rights therein.

(p) No Government Funds. No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or material Company Intellectual Property, except as disclosed in Schedule 3.12(q).

3.13 Material Contracts.

(a) Except as set forth in Section 3.13 of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, and has no obligations, rights or benefits under:

(i) any Contract that restricts or purports to restrict the ability of the Company or any of its Affiliates to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, or (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(ii) any employment agreements, employee benefit, bonus, pension, profit-sharing or participation, stock option, share appreciation, stock purchase and similar plans and arrangements, or any severance pay, termination pay (in cash or otherwise), change of control and deferred compensation agreements or similar agreements or Contracts, between the Company and any employee of or consultant to the Company that provides for annual, aggregate compensation in excess of [***];

(iii) any Contract for employment, consulting or independent contractor services that is not cancelable by the Company without penalty with not less than [***] notice;

(iv) any Contract with any professional employer organization or similar entity or Person pursuant to which such entity or Person performs or provides the Company with employment, employer and/or human resources-related services (or similar administrative services) in regard to employees and/or Contingent Workers of or working for the Company;

(v) collective bargaining agreement or contract with any labor union;

(vi) any confidentiality, noncompetition, nonsolicitation, invention assignment or other restrictive covenant agreement with any employee, officer, director or independent contractor;

(vii) any settlement agreement or release agreement with any current or former employee or independent contractor;

(viii) any agreement for the ownership of or investment in any Person, including investments in minority equity investments;

(ix) any agreement between or among the Company, on one hand, and any of its equity holders, or any Person that is, to the Company’s Knowledge, an Affiliate of the equity holders (other than the Company), on the other hand;

(x) any indenture, trust agreement, loan agreement, note or Contract for Indebtedness and any Contract pursuant to which any assets or property are subject to a Lien (excluding Permitted Liens);

(xi) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property;

(xii) Company In-Licenses and Company Out-Licenses;

(xiii) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(xiv) any Contract with a Supplier or for the purchase of equipment, materials, products, supplies or services by the Company in excess of [***] in a calendar year;

(xv) any Contract relating to capital expenditures and involving payments by the Company in excess of [***] individually or [***] in the aggregate;

(xvi) any Contract relating to the disposition or acquisition of material assets, properties or any interest in any business enterprise outside the ordinary course of business;

(xvii) any indemnification agreement entered into by the Company running to the benefit of any employee, officer or manager of the Company;

(xviii) any Contract (including purchase orders) with a Customer or supplier in an amount or value in excess of [***] in a calendar year;

(xix) any agreement requiring the payment to any Person of a commission or fee other than in the ordinary course of business;

(xx) any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, collaboration, Affiliate or development agreement or outsourcing arrangement, or other arrangement involving a sharing of profits, losses, costs or liabilities with another Person;

(xxi) any distributor, broker, manufacturer’s representative, franchise, agency, sales promotion, sales representative or similar agreement;

(xxii) any Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xxiii) any Contract providing for the settlement of any Proceeding;

(xxiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company Products, Company Intellectual Property or services of the Company;

(xxv) any Contracts under which a third party licenses or provides any Intellectual Property to the Company;

(xxvi) all Contracts with any Governmental Entity, including, without limitation, Government grants, or Government bids to which the Company is a party;

(xxvii) any benefit plan and all agreements providing for benefits under any benefit plan;

(xxviii) all polices of insurance and other similar agreements;

(xxix) all tax sharing agreements;

(xxx) all Contracts under which the Company has advanced or loaned any amount to any of its directors, officers, or employees; and

(xxxi) any other Contract that requires payments by the Company in excess of [***] which is not cancelable by the Company without penalty within [***]

(b) True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.13 as well as Section 3.12(h) of the Disclosure Schedule (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to the Purchaser.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Section 3.13(c) of the Disclosure Schedule, the Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party.

(d) Except as set forth on Section 3.13(d) of the Disclosure Schedule, the Company has performed all material obligations required to have been performed by the Company pursuant to each Material Contract.

3.14 Interested Party Transactions.

(a) To the Knowledge of the Company, no (i) equityholder, officer, or director of the Company, (ii) Affiliate or immediate family member of any such Person listed in (i), or (iii) Person that any Person listed in (i) or (ii) has or has had an equity or other ownership or financial interest (each, an “Interested Party”), has or has had in the prior [***], directly or indirectly, (A) any interest in any property (including real and personal property) or assets (including tangible and intangible assets) used or held for use in the Business, (B) any Person that furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (C) any interest in any Person that purchases from or sells or furnishes to the Company any services, products or technology, or (D), except for agreements for the purchase or acquisition of equity in the Company, standard employee and consulting agreements (and agreements related thereto), and standard indemnification agreements, any interest in, or is a party to, any Contract or has any right or claim against the Company or any of its assets.

(b) All transactions pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into have been on an arms’ length basis.

3.15 Permits. The Company owns or possesses, and has owned and possessed at all times, all right, title and interest in and to all material Permits that are necessary to conduct the Business as previously and currently conducted. Section 3.15 of the Disclosure Schedule sets forth a true, correct and complete list of each material Permit owned, held or possessed by the Company as of the date hereof, and the date of issuance and expiration date of each such Permit (if any), and such Permits constitute all material Permits necessary for Company to own and operate the Business and to carry on the Business as currently conducted. The Company has provided accurate and complete copies of each Company Permit set forth in Section 3.15 of the Disclosure Schedule. The Company is, and has been for the duration the terms of each such Permit set forth in Section 3.15 of the Disclosure Schedule, in material compliance with the terms and conditions of such Permits, and all such Permits are valid and are in full force and effect, and there are no provisions in, or agreements relating to, any Permits that preclude or limit the Company from operating and carrying on the Business as currently conducted. No loss or expiration of any material Permit is pending or threatened (including as a result of the transactions contemplated by this Agreement). Except as indicated Section 3.15 of the Disclosure Schedule, all of the material Permits are transferable to Buyer and/or its Affiliates and will be transferred to Buyer and/or its Affiliates on the Closing Date. To the Knowledge of the Company, there is no pending or threatened Proceeding by or before any Governmental Entity to revoke, cancel, rescind, suspend, restrict, materially modify, or refuse to renew any Permit owned or held by the Company and all such Permits are now, and as of the Closing Date shall be, unrestricted, in good standing, in full force and effect and not subject to meritorious challenge. No event has occurred and no facts exist with respect to any such Permits that allow, or after notice or the lapse of time or both, would allow the suspension, revocation, or termination of any Permits, or would result in any other impairment in the rights of any holder thereof. The Company has not, at any time, received any written, or to the knowledge of the Company, oral, notice or communication from any Governmental Entity regarding any material violation of any such Permits (other than any surveys or deficiency reports for which a plan of correction that has been accepted or approved by the applicable Governmental Entity). The Company has delivered to Buyer accurate and complete copies of the most recent survey reports, deficiency notices, plans of correction and related correspondence received by the Company in connection with the Permits relating to the Business.

3.16 Litigation. There is, and in the last [***] there has been, no Proceeding pending, or to the Knowledge of the Company, threatened, against the Company, its properties or assets (tangible or intangible) or any of the Company’s employees, officers or directors (in their capacities as such), nor, to the Knowledge of the Company, are there any presently existing facts and circumstances that would constitute a reasonable basis therefor. There are no outstanding governmental orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets.

3.17 Minute Books. The minutes of the Company made available to the Purchaser contain complete and accurate records of all material actions taken, and summaries of all meetings held, by the equityholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

3.18 Environmental Matters.

(a) The Company is, and for the last [***] has been (i) in compliance in all material respects with all applicable Environmental Laws, and (ii) in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the Business (“Environmental Permits”). All Environmental Permits are in full force and effect.

(b) To the Knowledge of the Company, the Company cannot be held responsible, and has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Comprehensive Environmental Response, Compensation, and Liability Information System, or any equivalent list of sites for cleanup under any federal, state or local program.

(c) To the Knowledge of the Company, neither the Company, nor to the Company’s Knowledge, any Person for whose conduct the Company may be held responsible, has Released any Hazardous Material on, in, from, under or at any property now or formerly owned, operated or leased by the Company, except as authorized by, and in compliance with, validly issued Environmental Permits. To the Knowledge of the Company, no Hazardous Material is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action by the Company pursuant to any Environmental Laws.

(d) There are no active or abandoned underground storage tanks present at, on, or under the real property owned, operated or leased by the Company.

(e) The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) to the Knowledge of the Company, been subject to or threatened (orally or in writing) with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) The Company has provided or made available to the Purchaser all documents, records and information possessed by the Company concerning any environmental or health and safety matter relevant to the Business or to any property now or formerly owned, operated or leased by the Company, including environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Environmental Permits, and reports or correspondence submitted to or issued by any Governmental Entity.

3.19 Brokers’ and Finders’ Fees. The Company has not incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Transaction, nor will the Purchaser, the Company, or the Stockholders incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

3.20 Employee Benefit Plans.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan.

(b) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification.

(c) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. No claim, litigation or governmental or administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit, investigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e) None of the Company Employee Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(f) Each Company Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

(g) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

(i) No Company Employee Plan requires the Company to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

3.21 Employment.

(a) The Company (and, if and to the extent applicable, any professional employer organization or similar Person engaged by the Company and any co-employer or joint-employer of the Company) (i) is, and at all times since the Company’s incorporation has been, in compliance, in all material respects, with all applicable Laws and collective bargaining agreements and arrangements, in each case respecting labor and employment matters, including Laws relating to employment practices, work authorization and immigration (including the Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA)), terms and conditions of employment, employee leave, fair employment practices, pay equity, restrictive covenants, discrimination, harassment, retaliation, whistleblowing, disability, fair labor standards, unemployment compensation, workers compensation, affirmative action, wrongful discharge, occupational safety and health, family and medical leave, wages and hours, (including with respect to overtime, minimum wage, wage and hour laws, and meal and rest breaks), the classification of Contingent Workers, the classification of employees as exempt or non-exempt for wage and hour purposes, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, Contingent Worker, manager, partner or director of the Company or any ERISA Affiliate, (ii) does, and has at all times since the Company’s incorporation, withheld and reported all amounts required by applicable Laws or by agreement to be withheld and reported with respect to wages, salaries, bonuses, commissions, fees and any other compensation, remuneration and payments to any current or former employee, consultant, independent contractor, Contingent Worker, manager, partner or director of the Company or any ERISA

Affiliate, (iii) is not liable for any arrears of wages, salaries, bonuses, commissions, fees, severance pay, any other compensation or remuneration or reimbursement, any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employee, consultant, independent contractor, Contingent Worker, manager, partner or director of the Company or any ERISA Affiliate (other than routine payments to be made in the normal course of business and consistent with past practice). There are no, and at no time since the Company’s incorporation have there been any, actions, suits, litigations, governmental audits, governmental investigations, arbitrations, claims or administrative matters, formal or informal grievances, complaints, charges or proceedings pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened against the Company relating to any employment or labor matter or any Company Employee Plan, including without limitation with respect to wage and hour matters, the classification of Contingent Workers (as defined below), immigration and work authorization, discrimination, sexual harassment, other unlawful harassment, unfair labor practices, retaliation and restrictive covenant matters. There are no, and at no time during the past [***] have there been any, pending, threatened in writing or, to the Knowledge of the Company, otherwise-threatened claims or actions against Company or any Company trustee under any worker’s compensation policy or long-term disability policy. Section 3.21(a) of the Disclosure Schedule lists all Liabilities of the Company to any current or former employee, consultant, independent contractor, Contingent Worker, agency worker, manager, partner or director of the Company or any ERISA Affiliate that result or that would result from the termination by the Company or the Purchaser of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof. To the extent that the Company has engaged or engages the services of any Person as an independent contractor, consultant, temporary or leased worker, or other servant or agent who is or has been classified and treated as other than an “employee” and/or compensates or has compensated such Person other than through wages paid through payroll and reported on a form W-2 (each such Person, a “Contingent Worker”), the Company has properly classified and treated all such Persons in accordance with applicable Laws in all material respects, and for purposes of all employee benefit plans and perquisites. Neither the Company nor any ERISA Affiliate has, or has had at any time since the Company’s incorporation, direct or indirect material Liability with respect to (i) any misclassification of any Person as an independent contractor (or other Contingent Worker) rather than as an “employee;” or (ii) the classification under wage and hour laws of any current or former employee, consultant, independent contractor, manager, partner or director.

(b) None of the employment policies or practices of the Company is currently being, or at any time during the past [***] has been, audited or, to the Knowledge of the Company, investigated, by any Governmental Entity, and none of the employment policies or practices of the Company are currently subject to imminent audit or investigation by any Governmental Entity. The Company and the officers of the Company are not currently, and within the last [***] have not been, subject to any order, decree, injunction, fine, penalty or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(c) The Company is not currently, and during the past [***] has not been, a party to any collective bargaining agreements; and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting or attempting to represent, any employee of the Company, and the Company has no duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees or Contingent Workers. There currently are not and during the last [***] there have not been any (i) strikes, slowdowns, work stoppages, lockouts, or threats thereof with respect to any employees or Contingent Workers of the Company, (ii) labor organizing campaigns with respect to any employees or Contingent Workers of the Company, or (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or with respect to any employees or Contingent Workers of the Company. The Company has not engaged in any unfair labor practice.

(d) In the [***] prior to the date hereof, the Company has not effectuated (i) a “plant closing” or “business closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) whether paid on a salary, hourly or commission basis and the employee’s actual annual a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable Laws) affecting any site of employment or facility of any of the Company or (iii) any other event that would have required advance notice under WARN or any similar applicable Laws. Section 3.21(d) of the Disclosure Schedule contains a complete and accurate list of each employee of the Company, if any, who has suffered an “employment loss” (as defined in WARN or similar applicable law) during the [***] period preceding the date hereof and setting forth for each such person: (i) his/her name, (ii) date of hire, (iii) reason for the employment loss and (iv) his/her last job title(s), work location and department.

(e) Section 3.21(e) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company and shows with respect to each such employee (i) the employee’s position held, and principal place of employment, (ii) whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary, hourly wage rate or other rates of compensation, as applicable, (iii) annual commission opportunity, (iv) bonus eligibility for the current year (and bonus paid for the prior year), (v) each employee’s designation as either exempt or non-exempt for wage and hour purposes, (vi) all other remuneration payable (including applicable rates) and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, (vii) the date of hire, (viii) vacation and other paid time off eligibility for the current calendar year (including current balance of accrued unused vacation or other paid time off, and current accrual rate), (ix) status (i.e. active or inactive and if inactive, the type of leave and estimated duration), (x) any visa or work permit status and the date of expiration (if applicable), (xi) eligibility to Company car or travel expenses, (xii) the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby, (xiii) average scheduled hours per week, (xiv) average over-time payments per month during the preceding twelve-month period for non-exempt employees and (xv) any performance, improvement or disciplinary issues contemplated or pending against such employee of which the Company has Knowledge.

(f) With respect to each current Contingent Worker, Section 3.21(f) of the Disclosure Schedule sets forth each such Contingent Worker’s role in the Business, initial date retained to perform services, the primary location from which services are performed, fee or compensation arrangements, average hours worked per week or month, any notice period required for termination of the engagement, and other material contractual terms.

(g) All employees of the Company are employed on an at-will basis and no employee is subject to any employment contract with the Company, whether oral or written.

(h) The Company is and since its inception has been, in compliance with all Laws regarding work authorization and immigration, including the Immigration Reform and Control Act of 1986, the Immigration Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA).

(i) Section 3.21(i) of the Disclosure Schedule identifies each employee of the Company who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with the Company and includes a form of each such agreement.

(j) The Company is not a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

(k) In the last [***], no allegations of sexual harassment have been made to the Company against any employee, officer, director or independent contractor of the Company and the Company has not otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any Company employee, director or independent contractor.

(l) In the past [***], (i) no officer, Key Employee, employee that is material to the Business, or group of employees or Contingent Workers of the Company has or have indicated an intention to terminate his, her, or their employment or engagement with the Company, and (ii) the employment of no officer or employee that is material to the Business has been terminated for any reason.

(m) The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of her, his or their employment.

(n) During the [***] period preceding the date hereof, the Company has paid and continues to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act and/or any other federal, state, or local Laws pertaining to the equal pay of employees. The Company has not conducted a self-evaluation of its employee pay practices that complies with the requirements of any federal, state, or local Laws permitting an affirmative defense to claims for the violation equal pay-related Laws.

(o) The Company is and at all relevant times has been in compliance with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other state, local and/or other governmental body; (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and (iii) any other applicable COVID-19 related leave Law, whether state, local or otherwise.

3.22 Insurance. Section 3.22 of the Disclosure Schedule lists all material insurance policies and fidelity bonds, for which the coverage period has not expired, covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There are and have been no claims since the Company’s inception for which an insurance carrier has denied or, to the Knowledge of the Company, threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

3.23 Suppliers. Section 3.23(a) of the Disclosure Schedule sets forth a list of the fifteen (15) largest suppliers by value of purchases from the Company (each, a “Supplier”) for each of the fiscal years ended December 31, 2020 and December 31, 2019. In the prior [***], no Supplier has terminated or materially reduced its business relationship with the Company, and, to the Knowledge of the Company, there has been no written communication from any Supplier which would lead the Company to reasonably believe that such Supplier is planning to terminate or materially reduce its business relationships with the Company. In the [***] prior to the Closing Date, there has not been any material adverse change in relations with any Supplier.

3.24 Regulatory. The Company is and since its incorporation has been in material compliance with the Health Care Laws, where applicable to the conduct of the Business. The Company has filed with the applicable Governmental Entities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all material required filings, representations, declarations, listings, registrations, reports or submissions. All such filings, representations, declarations, listings, registrations, reports or submissions were in material compliance with applicable Health Care Laws when filed, and no material deficiency has been asserted by any applicable Governmental Entity with respect to any such filings, representations, declarations, listing, registrations, reports or submissions. The Company has not received any material written, or to the Company’s Knowledge, oral, notice or other material correspondence from any Governmental Entity, including the FDA or any other Governmental Entity, with respect to any Company Product. There is no pending or, to the Company’s Knowledge, threatened action, suit, claim, order, injunction, investigation or proceeding of any nature pending or threatened, or enforcement of any sort arising under any applicable Health Care Law, the FDA or any other Governmental Entity regarding the Company. All Company Products are being and have been developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested in compliance in all material respects with applicable Health Care Law. Neither the Company nor, to the Knowledge of the Company, any officer, director, employee, contractor or agent on its behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity responsible for enforcement or oversight with respect to Health Care Laws, or (ii) failed to disclose a material fact required to be disclosed to the FDA or other such Governmental Entity or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or for any other Governmental Entity to invoke any similar policy. No Company officer or agent is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any regulatory or marketing approvals or material Permits from the FDA or any other Governmental Entity relating to the Company Products were true, correct and complete in all material respects as of the date of preparation and submission, as applicable, and any necessary or required update, change, correction or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. The Company has maintained their regulatory communications, filings and submissions regarding the Company Products in a manner reasonably in accordance with industry standards. Neither the Company nor any current or previous member or shareholder with 5% or greater interest, officer, director, member of senior management, employee of the Company: (A) had a civil monetary penalty assessed against it under section 1128A of the Social Security Act or any regulations promulgated thereunder; (B) has been convicted of, charged with, indicted or investigated for a Medicare, Medicaid or other Federal Health Care Program related offense, or convicted of, charged with, indicted or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, (C) has been excluded or suspended from participation in any Federal Health Care Program, excluded, suspension or debarment under 21 U.S.C. § 335a or from human clinical research or has been disbarred, suspended or are otherwise ineligible to participate in any Federal Health Care Program or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances, or (D) has committed any offense that may reasonably serve as the basis for any such exclusion, suspension, disbarment or other ineligibility.

3.25 Privacy. Company has at all times (i) complied in all material respects with all applicable Privacy Laws and (ii) maintained, continues to maintain and has complied in all material respects with each Company’s policies regarding privacy and data security, including (A) all privacy policies and similar disclosures published on each web site of the Company or otherwise communicated in writing to users of any such web site and other third parties, (B) any written notice from the Company to or written consent received by the Company from the provider or subject of Personal Information, (C) any contractual commitment made by the Company in writing with respect to such Personal Information, (D) any written assurance otherwise made available by the Company to the persons to whom the Personal Information relates. The Company has a privacy policy that incorporates all disclosures to data subjects required by the applicable Privacy Laws, and the privacy policy has been provided to data subjects whose Personal Information is processed by the Company as controller.

3.26 Export Controls and Governmental Sanctions. The Company has at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Entity, or has not: (a) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.); (b) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National or appearing on OFAC’s Consolidated Sanctions List, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable); (c) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; (d) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Crimea, Iran, Libya, North Korea, Syria, or Sudan during a time at which such country/region and/or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or executive order; (e) manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; (f) imported any goods except in full compliance with the import and customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (g) violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999). The Company has obtained all required Permits for each item made or exported by the Company and has obtained or identified the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR) for each item. Section 3.26 of the Disclosure Schedule sets forth a true and accurate table identifying each of the items exported, designed, fabricated, developed, produced, or manufactured by the Company over the last five (5) years, including, for each item, the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR), the date such classification was made, and an indication whether the item was self-classified or was the result of an agency determination. The Company has in place adequate controls to ensure compliance with any applicable laws pertaining the export and import of goods, services, and technology, including without limitation the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and customs laws. Neither the Company nor its predecessors has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to export, import, or other trade-related activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company or its predecessors.

3.27 Foreign Corrupt Practices and Anti-Bribery. Neither the Company nor its directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company conducts business, if the Company were subject thereto, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. To the Knowledge of the Company, the Company has in place adequate controls and systems to ensure compliance with applicable laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which the Company currently does business or has done business in the last [***]. To the Knowledge of the Company, no event, fact or circumstance has occurred in the [***] prior to the date hereof or exists that is reasonably likely to result in a finding of noncompliance with any applicable law relating to anticorruption. Neither the Company nor its directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has taken or failed to take any action which would cause the Company to be in violation of the FCPA, or any rules or regulations thereunder if such law, rules and regulations were applicable thereto. Neither the Company nor its directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any third-party in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Entity.

3.28 Bank Accounts. Section 3.28 of the Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.29 No Other Representation and Warranties. Except for the representations and warranties contained in this Article III, neither of the Company nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, or any representation or warranty arising from statute or otherwise at law with respect to the Company. The Seller Parties acknowledges that except for the representations and warranties contained in the Article V or under any Ancillary Agreement to which the Purchaser is a party, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, on behalf of himself, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the Disclosure Schedule:

4.1 Power and Capacity; Enforceability. Such Stockholder possesses all requisite capacity necessary to enter into this Agreement and any Ancillary Agreements to which she, he or they is/are a party and to consummate the Transactions. This Agreement and any Ancillary Agreements to which such Stockholder is a party have been duly executed and delivered by such Stockholder and the obligations of such Stockholder hereunder and thereunder are or will be, upon such execution and delivery (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against such Stockholder in accordance with their respective terms.

4.2 No Conflict.

(a) The execution, delivery and performance by such Stockholder of this Agreement and any Ancillary Agreements to which such Stockholder is a party, and the consummation of the Share Purchase or any other Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Company Stock pursuant to (i) any Contract or order to which such Stockholder is subject or (ii) any Laws applicable to such Stockholder or such Stockholder’s assets (whether tangible or intangible).

(b) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, such Stockholder in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which such Stockholder is a party, or the consummation of the Share Purchase and the other Transactions except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

4.3 Title to Shares. Such Stockholder owns of record and beneficially all of the outstanding Company Stock listed beside such Stockholder’s name on Schedule 4.3, and has, except as set forth on Section 4.3 of the Disclosure Schedule, good and valid title to such Company Stock, free and clear of all Liens and, at Closing, shall deliver to the Purchaser (provided, that Purchaser is in compliance with the terms of this Agreement) good and valid title to such Company Stock, free and clear of all Liens. Such Stockholder does not own, and does not have the right to acquire, directly or indirectly, any other Company Stock. Such Stockholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any Company Stock (other than this Agreement). Such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

4.4 Litigation. There is no Proceeding pending, or, to the knowledge of such Stockholder, threatened, against such Stockholder that seek to restrain or enjoin the consummation of the Transactions, nor, to the knowledge of such Stockholder, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting such Stockholder’s ability to transfer the Company Stock pursuant to the terms of this Agreement.

4.5 No Other Representation and Warranties. Except for the representations and warranties contained in Article III and this Article IV, neither such Stockholder nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Stockholder, or any representation or warranty arising from statute or otherwise at law with respect to such Stockholder. Such Stockholder acknowledges that except for the representations and warranties contained in the Article V or under any Ancillary Agreement to which the Purchaser is a party, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties as of the date hereof and as of the Closing:

5.1 Organization; Authority and Enforceability.

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and any Ancillary Agreements to which the Purchaser is a party have been duly and validly authorized, executed and delivered by the Purchaser and the obligations of the Purchaser hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Purchaser in accordance with their respective terms.

5.2 No Conflict. The execution and delivery by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is a party, and the consummation of the Share Purchase or any other Transactions, will not conflict with or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (a) any provision of any organizational documents of the Purchaser, (b) any Contract to which the Purchaser is a party or by which any of the Purchaser’s properties or assets may be bound, or (c) Laws applicable to the Purchaser or any of its properties or assets (whether tangible or intangible).

5.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreement to which the Purchaser is a party or the consummation of the Share Purchase and the other Transactions, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

5.4 Sufficiency of Funds. The Purchaser has and will have sufficient cash on hand or other sources of immediately available funds at the Closing to enable it to pay the Closing Cash Consideration, fund the Indemnification Escrow Amount and consummate the Share Purchase and the other Transactions contemplated herein.

5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

5.6 Litigation. There is no Proceeding pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser that seek to restrain or enjoin the consummation of the Transactions, nor, to the knowledge of the Purchaser, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.

5.7 No Other Representation and Warranties. Except for the representations and warranties contained in this Article V, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser. The Purchaser acknowledges that except for the representations and warranties contained in Article III and Article IV or under any Ancillary Agreement to which the Company or any of the Stockholders is a party, none of the Company, the Stockholders, nor representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or the Stockholders, or any representation or warranty arising from statute or otherwise at law with respect to the Company or the Stockholders.

ARTICLE VI

COVENANTS

6.1 Public Disclosure. The content and issuance of any press release or third-party communication announcing the consummation of this Agreement, the Ancillary Agreements or the Transactions immediately following the Closing shall be mutually agreed by the Purchaser and the Stockholders’ Representative; provided, however, that the consent of the Stockholders’ Representative shall not be unreasonably withheld, conditioned or delayed.

6.2 Indemnification of Officers and Directors.

(a) Prior to Closing Date, the Company shall purchase and fully pay the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) for directors’ and officers’ fiduciary liability run-off insurance which shall provide run-off coverage for [***] following the Closing Date, which shall by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policies currently maintained by the Company and the Company shall cause such insurance to be bound not later than the Closing Date.

(b) The indemnification provisions applicable to directors, officers and employees of the Company as set forth in the Charter Documents as of the date hereof and any indemnification agreement by and between the Company and such directors, officers and/or employees are incorporated herein by reference as if set forth herein in full. The Purchaser agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company (the “D&O Indemnified Parties”) provided for therein shall continue for the full duration of the statute of limitations or [***], whichever is shorter (or during the continuation of any claim which was asserted during such time period). Nothing set forth herein shall require the maintenance or continuation of any provision of the organizational documents of the Company by the Purchaser or any of its successors, and it is intended that this Section 6.2(b) is a full and complete alternative in lieu thereof.

(c) The obligations under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect the Stockholders without the consent of a majority of the Stockholders (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2 and shall be entitled to enforce the covenants contained herein).

6.3 Release. Effective for all purposes as of the Closing, each Stockholder acknowledges and agrees, on behalf of himself and each of her, his or their Affiliates, heirs, successors, assigns and agents (each, a “Releasor”), that the Stockholder, on behalf of himself and the other Releasors, hereby irrevocably and unconditionally releases the Purchaser and its Affiliates (including the Company), and their respective Affiliates, successors and assigns, present or former directors, officers, employees, and agents, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to such Stockholder’s investment in, ownership of any securities in, any rights to proceeds upon the sale of, any rights or assets of, or employment by, the Company (collectively, “Claims”); provided, however, that the foregoing release shall not cover Claims (a) arising from rights of such Stockholder under this Agreement and the Ancillary Agreements, (b) payable as Indebtedness or Transaction Expenses, (c) for any Milestone Payment, (d) for accrued wages and reimbursable expenses payable in the ordinary course of business in the current payroll cycle or, (e) any rights to indemnification, exculpation or advancement of expenses set forth in any directors and officers liability insurance policy of the Company, organizational documents of the Company, or any contract that was entered into prior to the date of this Agreement that is binding on the Company (collectively, “Excluded Claims”). Such released Claims include (except as otherwise excluded as an Excluded Claim), to the maximum extent permitted by applicable Laws, any and all Claims: (i) relating to or arising out of such employment, the end of such employment and/or the terms and conditions of such employment; (ii) of or for employment discrimination, harassment or retaliation under any local, state or federal law or ordinance, including without limitation Title VII or the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended the Equal Pay Act of 1963, as amended, or the Americans with Disabilities Act of 1990, as amended; (iii) under the Family and Medical Leave Act of 1993, as amended, or under similar state or local law; (iv) under the federal Worker Adjustment Retraining and Notification Act or any similar state or local law; (v) under the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any pension or welfare benefit plan, subject to the terms of the applicable plan and applicable Law); (vi) under any other federal, state or local statute, law, rule or regulation of the applicable jurisdiction; (vii) for wages (excluding accrued wages payable in the ordinary course of business in the current payroll cycle), bonuses, incentive compensation, stock, options or other equity-based incentives, severance, vacation pay or any other compensation or benefits; (viii) under or for violation of any public policy or Contract (express or implied); (ix) for any tort, or otherwise arising under common law; (x) arising under any policies, practices or procedures of the Company; (xi) any and all Claims for wrongful or constructive discharge, breach of Contract (express or implied), infliction of emotional distress, defamation; and (xii) any and all Claims for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. Each Stockholder represents and acknowledges that she, he or they has/have read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and to consult with independent legal counsel of her, his or their own choosing. Each Stockholder further represents that in signing this release she, he or they does/do not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Purchaser or anyone else with regard to the subject matter, basis or effect of this release or otherwise. Each Stockholder hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any released party or Releasor of any improper or unlawful conduct. Each Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the released parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder. Notwithstanding the foregoing or anything to the contrary in this release, it is understood and agreed that the release given herein does not prohibit any Releasor from filing an administrative charge with the Equal Employment Opportunity Commission or similar equal employment opportunity/anti-discrimination administrative agency (federal, state or local).

Each Stockholder, however, waives any right to monetary or other recovery in connection with any such charge and/or in the event any such federal, state or local administrative agency pursues any claims on such Stockholder’s behalf or otherwise in connection with any such charge or relating to such Stockholder’s employment with the Company or any successor or assign. This release may be pleaded by any released party as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Agreement. In the event any claim is brought or maintained by a Releasor against any released party in violation of this Agreement, such Stockholder shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the released parties in defending same. Each Stockholder expressly acknowledges that the release contained herein applies to all Claims, regardless of whether such Claims are known or unknown, suspected or unsuspected, existing or prospective, and include Claims which, if known by the releasing party, might materially affect its decision to enter into this Section 6.2 (other than the Excluded Claims). Each Stockholder has considered and taken into account the possible existence of such Claims in determining to execute and deliver this Agreement.

6.4 Data Room. The Company shall deliver or shall cause the Stockholders’ Representative to deliver to the Purchaser on the date of Closing a complete copy on a USB flash drive or by other electronic means of all documents made available in the Data Room as of the date of this Agreement (but at least three (3) hours prior to the execution thereof).

6.5 Non-Competition/Non-Solicitation.

(a) Each Restricted Stockholder and her, his or their Affiliates over which she, he or they has/have control shall not, directly or indirectly, for a period of [***] after the Closing Date, engage (whether as owner, employee, operator, manager, consultant or otherwise) anywhere in the world in any business that competes with the Business as conducted by the Company as of the Closing Date. Notwithstanding the foregoing, each Restricted Stockholder and her, his or their Affiliates shall not be prohibited by this Section 6.5(a) from (i) acquiring or owning less than five percent (5%) of the outstanding voting power of any publicly traded company on a passive basis; (ii) work for a Person (a) that is not primarily engaged in the Business and (b) for which the Business does not generate a significant portion of such Peron’s aggregate revenue; provided that (1) the Restricted Stockholder does not personally participate in the Business and (b) the services provided by the Restricted Stockholder to such Person do not primarily relate to or assist with the Business; or (iii) work as a professor of the for a college, university or other academic institution.

(b) Each Restricted Stockholder and her, his or their Affiliates over which she, he or they has/have control shall not, nor shall she, he or they permit any of her, his or their Affiliates to, directly or indirectly, for a period of [***] after the Closing Date, (i) other than for the benefit of the Company or the Purchaser, divert or take away any business from or with, any customer, supplier, agent or distributor of the Company, or solicit, call upon, or attempt to induce any such customer, supplier, agent or distributor to terminate or adversely affect or materially reduce their business relationship with the Company, or (ii) contact, solicit or approach for the purpose of offering employment to, or hire (whether as an employee, consultant, agent, independent contractor or otherwise), any employee employed or full-time consultant engaged by the Company during the [***] period preceding such contact, solicitation or approach (provided, that the foregoing clause shall not prohibit each Restricted Stockholder or her, his or their Affiliates from making a general solicitation not targeting any such employee or consultant).

(c) Each Restricted Stockholder, for himself and on behalf of her, his or their Affiliates, agrees that the scope of the restrictive provisions set forth in this Section 6.5 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 6.5 are a material inducement to the Purchaser’s entering into this Agreement and but for the provisions contained in this Section 6.5, the Purchaser would not have entered into this Agreement. In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, the Purchaser and each Restricted Stockholder, for itself or himself and on behalf of each of her, his or their or its Affiliates, agree that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable. It is specifically understood and agreed that any breach of the provisions of this Section 6.5 by each Restricted Stockholder or any of her, his or their Affiliates will result in irreparable injury to the Purchaser, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Purchaser shall be entitled to enforce the specific performance of this Section 6.5 by such Restricted Stockholder and her, his or their Affiliates through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of the Purchaser’s right to damages and any and all other remedies available to the Purchaser, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. Should a court of competent jurisdiction determine that Restricted Stockholder has breached Section 6.5(a) or 6.5(b) above, the term of the restrictions set forth in Section 6.5(a) or 6.5(b), as applicable, shall be tolled by the duration of such breach. For the avoidance of doubt, the parties hereto acknowledge and agree that the restrictions set forth in this Section 6.5 are independent of and in addition to any restrictions set forth in the Signing Consultant Documents and/or any other Contract between the Purchaser or any of its Affiliates (including the Company), on the one hand, and any Restricted Stockholder, on the other hand (including the remainder of this Agreement). Each Restricted Stockholder acknowledges and agrees that she, he or they has/have received, or is receiving, substantial consideration in connection with the Transactions. No breach by Purchaser or any of its Affiliates of any contractual or other obligations it or they have to any Stockholder shall constitute a defense, or a limitation of, the enforcement of this Section 6.5 against such Stockholder. The prevailing party in any Proceeding to enforce this Section 6.5, in addition to all other remedies available at law, in equity, and under contract, shall be entitled to an award against the other party to cover the costs of such Proceeding, including reasonable attorneys’ fees and expenses.

(d) Cooperation. For a period of [***] following the Closing, the Stockholders’ Representative shall make reasonable efforts to respond to reasonable requests by the Purchaser relating to the operation or finances of the Company prior to Closing.

(e) Payment of Indebtedness. From and after the Closing, the Seller Parties shall be solely responsible for the payment of any Indebtedness of the Company arising prior to the Closing.

ARTICLE VII

CONDITIONS TO SHARE PURCHASE

7.1 Conditions to Closing of the Share Purchase. The respective obligations of the Purchaser and the Stockholders to effect the Share Purchase shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Share Purchase, this Agreement, any of the Ancillary Agreements or any of the Transactions illegal or otherwise prohibiting or preventing the consummation of the Share Purchase, this Agreement, any of the Ancillary Agreements or any of the Transactions.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Purchase, this Agreement, any of the Ancillary Agreements or any of the Transactions shall be in effect.

7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties contained in Article III and Article IV of this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) each of the Seller Parties shall have performed and complied in all material respects with all covenants and obligations under this Agreement and any Ancillary Agreement to which such Seller Party is a party that are required to be performed and complied with by such Seller Party as of or prior to the Closing.

(b) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened, against any Seller Party, the Purchaser, their respective properties or assets or any of their respective Affiliates, officers or directors arising out of, or in any way connected with, the Share Purchase, this Agreement, any Ancillary Agreements or the other Transactions or otherwise seeking any of the results set forth in Section 7.1(a) or 7.1(b).

(c) Closing Deliveries. Each of the Seller Party Closing Deliveries shall have been delivered to the Purchaser.

7.3 Conditions to Obligations of the Stockholder. The obligations of the Stockholder to effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties contained in Article V of this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) the Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Ancillary Agreements to which it is a party that are required to be performed and complied with by the Purchaser as of or prior to the Closing.

(b) Closing Deliveries. Each of the Purchaser Closing Deliveries shall have been delivered to the Stockholder.

ARTICLE VIII

TAX MATTERS

8.1 Tax Returns.

(a) The Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company required to be filed after the Closing Date for taxable periods ending on or before the Closing Date and any Straddle Period; provided, that with respect to any Tax Return for a taxable period ending on or prior to the Closing Date, (i) such Tax Return shall be prepared in a manner consistent with past practice of the Company unless otherwise required by applicable Law and (ii) if such Tax Return reflects a Tax for which the Seller Parties may be required to indemnify the Purchaser, the Purchaser shall provide such Tax Return to the Stockholders for their review and comment at least ten (10) days prior to the date on which such Tax Return is to be filed (or as soon as is reasonably practicable) and Purchaser shall consider in good faith the reasonable comments of the Stockholder with respect to such Tax Return. For the avoidance of doubt, the parties hereto agree to apply Revenue Procedure 2011-29, 2011¬18 IRB to any success based fees within in scope of such Revenue Procedure.

8.2 Tax Contests.

(a) The Purchaser shall promptly notify the Stockholders in writing upon receipt by the Purchaser or the Company of notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 9.2(a) (a “Tax Contest”); provided, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article IX except to the extent that such other party is prejudiced thereby.

(b) The Purchaser shall have the right to control and conduct any Tax Contest, provided that (i) the Purchaser shall keep the Stockholders reasonably informed of all material developments on a timely basis, (ii) the Purchaser shall provide to the Stockholders copies of any written material correspondence received from the Tax authority related to such Tax Contest, (iii) the Stockholders may participate in any such contest with representation of its choice at the Stockholders’ sole expense and (iv) the Purchaser shall not settle or compromise any Tax Contest without the prior written consent of a majority of the Stockholders, such consent not to be unreasonably withheld, conditioned or delayed.

(c) In the event of any conflict or overlap between the provisions of this Section 8.2 and Section 9.6, the provisions of this Section 8.2 shall control.

8.3 Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the Tax period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period. For the avoidance of doubt, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period by an interim closing of the books as of the Closing, other than with respect to any property placed into service after the Closing.

8.4 Tax Cooperation. The Purchaser, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement). Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.4. The Purchaser, the Company and the Stockholders shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the Company for Pre-Closing Tax Periods until the seventh (7th) anniversary of the Closing Date.

8.5 Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes incurred in connection with the Transactions pursuant to this Agreement, [***] The Purchaser shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Stockholders shall join in the execution of any such Tax Returns to the extent required by applicable Law.

8.6 Tax Refunds. Within [***] after receipt, the Purchaser shall forward to the Stockholders, on a pro-rata basis, any refund of Taxes of the Company, together with any interest received thereon, which are attributable to a Pre-Closing Tax Period.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties set forth in this Agreement or the Certificates shall survive until the [***] anniversary of the Closing Date (the “Survival Date”); provided, that in the event of any fraud or Willful Breach by a Seller Party with respect to the representations and warranties set forth in Article III, and the Stockholders with respect to the representations and warranties set forth in Article IV, such claim shall survive without limitation; provided, further, that (a) the representations and warranties contained in Sections 3.12 (Intellectual Property) and 3.24 (Regulatory) (collectively, the “Special Representations” and individually, each a “Special Representation”) (and the portion of the Certificates relating thereto) shall survive until the [***] anniversary of the Closing Date, (b) the representations and warranties of the Company and the Stockholders contained in Sections 3.1 (Organization; Authority and Enforceability), 3.2 (Company Capital Structure), 3.3 (Subsidiaries), 3.4(a), (b) and (d) (No Conflict), 3.9 (Tax Matters), 3.19 (Brokers’ and Finders’ Fees), 4.1 (Power and Capacity; Enforceability), 4.2(a)(ii) (No Conflict) and 4.3 (Title to Shares) (collectively, the “Fundamental Representations” and individually, each a “Fundamental Representation”) (and the portion of the Certificates relating thereto) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof, and (c) the representations and warranties of the Purchaser contained in Sections 5.1 (Organization; Authority and Enforceability), and 5.5 (No Brokers) (and the portion of the Certificates relating thereto) shall survive until [***] following the expiration of the statute of limitations applicable to the subject matter thereof. The covenants and indemnities (other than for breach of representation and warranties as provided for in the prior sentence) of a party hereunder shall survive until [***] following the expiration of the statute of limitations applicable to the subject matter thereof (or such longer period as specified in the applicable covenant). If an Officer’s Certificate asserting a claim for indemnification hereunder is received, (x) in the case of representations and warranties that survive until the Survival Date, on or before the Survival Date, (y) in the case of the Special Representations and the Fundamental Representations, before the date on which such representation or warranty ceases to survive, or (z) in the case of the covenants and indemnities (other than for breach of representation and warranties as provided for in the clauses (x) and (y)), before the date on which such covenant or indemnity ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation, warranty, covenant or indemnity until such claims are fully and finally resolved. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.2 Indemnification.

(a) Subject to the provisions of this Article IX, from and after the Closing, the Stockholders agree, severally, but not jointly, to indemnify and hold harmless the Purchaser Indemnified Parties, from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, all Losses incurred or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following:

(i) any breach of a representation or warranty made by the Company in this Agreement or any Certificate delivered by the Company to the Purchaser in connection with the Closing;

(ii) any failure by the Company to perform or comply with any covenant or agreement applicable to the Company contained in this Agreement and required to be performed or complied with as of or prior to the Closing;

(iii) any fraud, or any Willful Breach of any provision of this Agreement or any Certificate, to the extent committed as of or prior to the Closing, by the Company or any authorized representative thereof;

(iv) any claims, threatened claims or any proceedings with respect to the Spin-Out Assets;

(v) any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of Company Stock, or in respect of any rights to acquire Company Stock, any claim or threatened claims alleging violations of fiduciary duty, or any claims or threatened claims by any Person claiming to have rights to any portion of the consideration payable hereunder;

(vi) any claims or threatened claims by or purportedly on behalf of any Person with respect to any transaction or agreement between the Company and any Interested Party initiated or consummated as of or prior to the Closing (each, a “Related Party Transaction”), including claims or threatened claims alleging violations of fiduciary duty;

(vii) any unpaid Transaction Expenses or unpaid Indebtedness of the Company incurred prior to the Closing that was not taken into account in the calculation of the Closing Cash Consideration; and/or

(viii) any Pre-Closing Taxes.

(b) Subject to the provisions of this Article IX, from and after the Closing, each Stockholder agrees to indemnify and hold harmless the Purchaser Indemnified Parties, from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, all Losses incurred or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following:

(i) any breach of a representation or warranty made such Stockholder in this Agreement any Certificate delivered by such Seller to the Purchaser in connection with the Closing;

(ii) any failure by such Stockholders to perform or comply with any covenant or agreement applicable to such Stockholder contained in this Agreement; and/or

(iii) any fraud, or any Willful Breach of any provision of this Agreement or any Certificate, to the extent committed as of or prior to the Closing, by such Stockholder or any authorized representative thereof.

(c) Subject to the provisions of this Article IX, from and after the Closing, the Purchaser agrees to indemnify and hold harmless the Seller Indemnified Parties, from and against, and shall compensate and reimburse the Seller Indemnified Parties for, all Losses incurred or sustained by the Seller Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following:

(i) any breach of a representation or warranty made such Purchaser in Article V of this Agreement or any Certificate delivered by the Purchaser to the Seller Party in connection with the Closing;

(ii) any failure by the Purchaser to perform or comply with any covenant or agreement applicable to the Purchaser contained in this Agreement; and/or

(iii) any fraud, or any Willful Breach of any provision of this Agreement or any Certificate, to the extent committed as of or prior to the Closing, by the Purchaser or any authorized representative thereof.

(d) For the purpose of this Article IX only, when determining the amount of Losses suffered by an Indemnified Party as a result of, any breach, inaccuracy or failure, any representation, warranty, covenant or agreement set forth in this Agreement that is qualified or limited in scope as to material, material adverse effect, Material Adverse Effect, or any other materiality qualifications or limitations shall be deemed to be made or given without such qualification or limitation.

(e) The Stockholders shall not have any right of contribution, indemnification or right of advancement from the Purchaser or any of its Affiliate with respect to any Loss claimed by a Purchaser Indemnified Party.

(f) This Article IX shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties as a result of breaches of the matters specified in Sections 9.2(a), 9.2(b), and/or 9.2(c), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of the Purchaser or any other Purchaser Indemnified Party (i) in the case of fraud or Willful Breach (including pursuant to Sections 9.2(a)(iii) or 9.2(b)(iii)), (ii) against a signatory to an Ancillary Agreement for matters relating to such Ancillary Agreement (other than a Certificate), (iii) with respect to specific performance, injunctive and other equitable relief, or (iv) claims relating to Related Party Transactions. Without limiting the foregoing, the provisions of this Article IX will not prevent or limit a cause of action under Section 6.4 to obtain an injunction or injunctions to prevent breaches of covenants contained in this Agreement.

9.3 Maximum Payments; Remedy.

(a) The Purchaser Indemnified Parties shall not be entitled to any recovery resulting from Section 9.2(a)(i) until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of such Indemnified Parties with respect to such matters exceeds [***] in the aggregate (the “Deductible”); and in such event, the Purchaser Indemnified Parties shall, subject to the limitations set forth in the remaining subsections of this Section 9.3, be entitled to be indemnified against and compensated and reimbursed to the extent all Losses from the first Dollar thereof; provided, that the limitations set forth in this Section 9.3(a) shall not apply to any indemnification claims relating to (i) any breach of any representation or warranty that involves fraud or Willful Breach (including pursuant to Sections 9.2(a)(iii) or 9.2(b)(iii)) or (ii) any breach of the Special Representations or the Fundamental Representations.

(b) The maximum amount that the Purchaser Indemnified Parties may recover from the Stockholders under Sections 9.2(a)(i) and 9.2(b)(i) shall be limited to the Indemnification Escrow Amount; provided, that (i) in the case of any breach or inaccuracy of the Special Representations, the maximum amount that the Purchaser Indemnified Parties may recover from the Stockholders shall be limited to $[***] and (ii) in the case of any breach of the Fundamental Representations, the maximum amount that the Purchaser Indemnified Parties may recover from the Stockholders shall be limited to $[***] plus the maximum aggregate amount of all Milestone Payments that become payable (prior to any application of any setoff right) under this Agreement (including any amounts in the Indemnification Escrow Fund) (the “Indemnifying Stockholder Proceeds”). Absent fraud or Willful Breach by the Company, the Stockholders or any of their respective authorized representatives (including pursuant to Sections 9.2(a)(iii) or 9.2(b)(iii)), the maximum amount that the Purchaser Indemnified Parties may recover from the Stockholders under Section 9.2(a) shall be limited to the Indemnifying Stockholder Proceeds. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against the Stockholders, or remedies available to a Purchaser Indemnified Party, for claims pursuant to Section 9.2(a)(vii) or for fraud or Willful Breach by the Company, the Stockholders or any of their respective authorized representatives (including pursuant to Section 9.2(a)(iii)); provided, however, that no Stockholder shall be liable for the fraud or Willful Breach of another Stockholder or such other Stockholder’s authorized representative.

(c) For the avoidance of doubt, if and solely to the extent the amount of a Loss is recovered by an Indemnified Party through the actual payment of a Payable Claim to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement.

(d) The maximum amount that the Seller Indemnified Parties may recover from the Purchaser under Section 9.2(c)(i) shall be limited to the amounts in the Indemnification Escrow Amount.

(e) Except in the case of fraud or Willful Misconduct, each Indemnified Party agrees to take commercially reasonable actions to mitigate any Losses and to make and pursue any claims for insurance and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder, with all mitigation costs to be included in the amount of Losses arising under the applicable indemnified claim. An Indemnified Party’s right to indemnification pursuant to this Article IX on account of any Losses will be reduced by all insurance of the Indemnified Party indemnification or contribution proceeds actually received by such Indemnified Party or their Affiliates in respect of those Losses, net of applicable costs and expenses involved in seeking such recovery. The applicable Indemnified Parties shall remit to the applicable Indemnifying Parties any such insurance or other third party proceeds that are paid to such Indemnified Parties with respect to such Losses for which such Indemnified Parties have been previously indemnified pursuant to this Article IX.

9.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. An Indemnified Party may seek recovery of Losses pursuant to this Article IX by delivering to the Purchaser (if the Indemnifying Party is a Purchaser) or the Stockholders’ Representative (if the Indemnifying Party is one or more Stockholders) an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual) stating that an Indemnified Party has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses, and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses and a reasonable description of the circumstances surrounding such Claim and the provisions of this Agreement under which such party is claiming indemnification; provided, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to the Stockholders.

(b) Objecting to a Claim for Indemnification. The Purchaser (if the Indemnifying Party is a Purchaser) or the Stockholders’ Representative (if the Indemnifying Party is one or more Stockholders) may object, in whole or in part, to a claim for indemnification set forth in an Officer’s Certificate by delivering to the applicable Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party pursuant to Section 10.3 prior to 5:00 p.m. New York time on the [***] following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claim in respect of which the objection is made.

(c) Resolution of Conflicts. In case the Purchaser or the Stockholders’ Representative, as applicable, timely delivers an Objection Notice in accordance with Section 9.4(b) hereof, the Purchaser (if the Indemnifying Party is a Purchaser) or the Stockholders’ Representative (if the Indemnifying Party is one or more Stockholders) and the applicable Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Purchaser (if the Indemnifying Party is a Purchaser) or the Stockholders’ Representative (if the Indemnifying Party is one or more Stockholders) reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within [***] days of the applicable claim becoming a Settled Claim, subject to Sections 9.4(e) and 9.5. If the Purchaser (if the Indemnifying Party is a Purchaser) or the Stockholders’ Representative (if the Indemnifying Party is one or more Stockholders) and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to Section 10.10 (any claims resolved pursuant thereto, “Resolved Claims”).

(d) Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses under this Article IX, to the extent that such claim has not yet been satisfied (including by release to the Indemnified Party of cash from the Indemnification Escrow Fund), that is (i) a Resolved Claim, or (ii) a Settled Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article IX delivered to the Stockholders’ Representative prior to the Escrow Release Time specified in any Officer’s Certificate delivered pursuant to Section 9.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied (including by release to the Indemnified Party of cash from the Indemnification Escrow Fund).

(e) Escrow Amount; Recovery of Losses.

(i) Subject to Sections 9.4(b) and 9.4(c) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Sections 9.2(a) hereof, subject to the terms of this Agreement, the Purchaser Indemnified Parties shall have the right, and shall be required, in the manner provided in this Section 9.4(e) and Section 9.5(b), to recover the amount of any Losses with respect to which the Purchaser Indemnified Parties are entitled to indemnification under Section 9.2(a) (A) first by the release from the Indemnification Escrow Fund until the Indemnification Escrow Fund has been exhausted, and (B) second, directly from the Stockholders (severally, but not jointly, based on their pro rata portions of the Closing Cash Consideration).

(ii) At the Escrow Release Time, if and to the extent the value of the Indemnification Escrow Fund exceeds the aggregate amount of Unresolved Claims, then the amount of such excess shall be paid to the Stockholders. From and after the Escrow Release Time until such time as all Unresolved Claims are resolved or, if earlier, such time as the Indemnification Escrow Fund has been fully depleted pursuant to 9.4(e)(i), the Purchaser shall promptly deliver to the Stockholders’ Representative a notice, as each Unresolved Claim becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, the Purchaser shall specify the amount of such Payable Claim, and payment of such amount shall be made to the Indemnified Parties from the Indemnification Escrow Fund, and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim, the Purchaser shall specify the amount, if any, corresponding to the amount by which such portion of such Unresolved Claim exceeds the aggregate amount of the remaining Unresolved Claims and the amount of such excess shall be paid to the Stockholders.

9.5 Escrow Arrangements.

(a) Escrow Fund. At the Closing, the Purchaser will deposit the Indemnification Escrow Amount with the Escrow Agent, without any act of the Seller Parties, such deposit of the Indemnification Escrow Amount to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement.

(b) Satisfaction of Claims.

(i) If payment is to be made to a Purchaser Indemnified Party from the Indemnification Escrow Fund pursuant to Section 9.4(e), the Purchaser and the Stockholders’ Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Indemnification Escrow Fund to the applicable Purchaser Indemnified Party the amount of cash so payable.

(ii) If payment is to be made to any of the Stockholders from the Indemnification Escrow Fund pursuant to Section 9.4(e), the Purchaser and the Stockholders’ Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to such Stockholder(s) the amount of cash so payable.

9.6 Third Party Claims.

(a) If the Purchaser or the Seller Parties, as applicable, become aware of a third party claim (a “Third Party Claim”) which the applicable Indemnified Party reasonably believes may result in a claim for indemnification by an Indemnified Party pursuant to this Article IX (except for claims with respect to indemnification pursuant to Section 9.2(a)(vi) or for breach of the representations and warranties set forth in Section 3.9, which shall be governed by Section 8.2), the Indemnified Party shall notify the Purchaser (if the Indemnifying Party is the Purchaser) or the Stockholders’ Representative (if the Indemnifying Party is one or more Stockholders) promptly of such claim (including a reasonable description of such claim).

(b) The Purchaser (if the Indemnifying Party is the Purchaser) or the Stockholders’ Representative (if the Indemnifying Party is one or more Stockholders) shall have the right, at its option within [***] of such notice, to assume the defense of any such matter with its own counsel. During such [***] period, the Indemnified Party may (at the Indemnifying Party’s expense) make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim.

(c) If, in accordance with the foregoing, the Indemnifying Party is entitled to elect and does elect, to assume the defense of and indemnification for any such matter, then:

(i) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter, unless (x) the Indemnifying Party fails to defend diligently the action or proceeding within [***] after receiving notice of such failure from the Indemnified Party, (y) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Party, or (z) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnified Party and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests;

(ii) the Indemnified Party shall, at the expense of the Indemnifying Party, make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s agents and that the counsel to the Indemnifying Party considers reasonably necessary or desirable for the defense of such matter, and cooperate in all reasonable respects with, and make its employees and advisors reasonably available upon prior written request or otherwise render reasonable assistance to, the Indemnifying Party and its agents;

(iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Third Party Claim) or consent to the entry of any judgment in connection with such Third Party Claim (it being acknowledged that the Indemnified Party’s consent shall not be deemed unreasonably withheld or delayed if such settlement, compromise or judgment (w) does not, to the extent that the Indemnified Party may have any liability with respect to such Third Party Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release of the Indemnified Party from all liability in respect of such Third Party Claim, (x) includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnified Party, (y) in any manner involves any injunctive relief against the Indemnified Party or may materially and adversely affect the Indemnified Party, or (z) the Third Party Claim would reasonably be expected to result in Losses that are not entirely recoverable from the Indemnification Escrow Amount in the Indemnification Escrow Fund under the Escrow Agreement); and

(iv) the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense. Subject to Section 9.6(c)(1), the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(d) If the Indemnifying Party elects not to, or is not entitled to, assume the defense of such matter, or fails to defend diligently such matter within [***] after receiving notice of such failure from the Indemnified Party, then the Indemnified Party shall be permitted to defend or compromise such matter with the assistance of counsel selected by it; provided, that the Indemnified Party shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

9.7 Setoff. In addition to any rights of setoff or other similar rights that Purchaser or any of the other Indemnified Parties may have at common law or otherwise, Purchaser shall have the right to withhold and deduct any sum that has been determined to be owed to any Indemnified Parties under this Article IX from any amount otherwise payable by any Indemnified Party to any Seller Parties pursuant to this Agreement, including such Seller Parties’ portion of any Milestone Payment.

9.8 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as adjustments to the Purchase Price for tax purposes, unless otherwise required by law.

ARTICLE X

GENERAL PROVISIONS

10.1 Appointment of Sellers’ Representative.

(a) Each Stockholder irrevocably constitutes and appoints Stockholders’ Representative as such Stockholders’ true and lawful attorney-in-fact and agent and authorizes Stockholders’ Representative acting for such Stockholder and in such Stockholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with this Agreement, as fully to all intents and purposes as such Stockholder might or could do in person, including taking any and all action on behalf of such Stockholder from time to time as contemplated hereunder. Each Stockholder grants unto Stockholders’ Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Stockholder might or could do in person, hereby ratifying and confirming all Stockholders’ Representative may lawfully do or cause to be done by virtue hereof. Each Stockholder acknowledges and agrees that upon execution of this Agreement, upon any delivery by Stockholders’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by Stockholders’ Representative, such Stockholder shall be bound by such documents or action as fully as if such Stockholder had executed and delivered such documents. Upon the death, disability or incapacity of Stockholders’ Representative appointed pursuant to Section 10.1, each Stockholder acknowledges and agrees that Stockholders’ Representative’s executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of Stockholders’ Representative hereunder within [***] of such death, disability or incapacity. Each Stockholder agrees that Purchaser shall be entitled to rely on any action taken by Stockholders’ Representative, on behalf of Stockholders, pursuant to Section 10.1(a) (each, an “Authorized Action”), and that each Authorized Action shall be binding pro rata on each Stockholder as fully as if such Stockholder had taken such Authorized Action. Notwithstanding anything to the contrary in this Agreement or any other agreement, instrument or document related to the transactions contemplated in this Agreement, including agreements, instruments or documents entered into following the Closing (collectively, “Ancillary Agreements”), the Stockholders’ Representative shall only have the power or authority to act regarding matters pertaining to the Stockholders as a group and not individually, shall not have the power or authority to treat any particular Stockholder in a manner different from any other Stockholder (except as consistent with such Stockholder’s pro rata portions of the Closing Cash Consideration or as otherwise in accordance with this Agreement), and shall not have any power or authority to take any action (including without limitation by amending, modifying or waiving any provision of this Agreement or any other Ancillary Agreement or otherwise) or enter into any agreement that (i) adds to or results in an increase of any Stockholder’s indemnity or other obligations or liabilities under this Agreement or any Ancillary Agreement (including without limitation imposing joint or joint and several liability on the Stockholders or any change to the nature of the indemnity obligations or the limitations on the Stockholders’ liability), (ii) results in the amounts payable under this Agreement or an Ancillary Agreement to any Stockholder being distributed in any manner other than as specified pursuant to this Agreement or an Ancillary Agreement, (iii) alters the consideration payable to any Stockholder pursuant to this Agreement or an Ancillary Agreement (except in accordance with the contingencies, conditions and other provisions set forth in this Agreement), or (iv) binds any Stockholder to any obligations or restrictions applicable to such Stockholder beyond the subject matter of an indemnifiable claim, in each case without such Stockholder’s prior written approval (which the Stockholders’ Representative has no authority to give on behalf of such Stockholder). For the avoidance of doubt, the Stockholders’ Representative consenting to all or a portion of an indemnification claim, or entering into a settlement agreement with respect thereto, in accordance with the procedures, limitations of liability and Stockholders’ Representative authority set forth in this Agreement (as of the date of this Agreement and as amended in compliance the terms of this Agreement) shall not be deemed to implicate or require the prior written approval of Stockholders pursuant to (i) through (iii) of the previous sentence.

10.2 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived by an instrument in writing signed by the Stockholders’ Representative, the Company and the Purchaser; provided that any such amendment or waiver will be binding upon Stockholders only if such amendment or waiver is set forth in a writing executed by Stockholders’ Representative, and any such amendment or waiver will be binding upon the Company and Purchaser only if such amendment or waiver is set forth in a writing executed by the Company and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be effective unless in writing and no waiver shall be deemed to, nor shall any waiver, constitute a waiver of any other provisions, regardless of whether similar, nor shall any waiver constitute a continuing waiver.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(a)	if to the Purchaser or, following the Closing, the Company, to:

LEXEO Therapeutics, Inc.

[***]

Email: [***]

with copies (which shall not constitute notice) to:

[***]

Email: [***]

and

[***]

Email: [***]

and

[***]

[***]

Attention: [***]

Email: [***]

(b)	if to the Stockholders or the Stockholders’ Representative, to:

[***], as Stockholders’ Representative

[***]

Email: [***]

with a copy (which shall not constitute notice) to:

[***]

[***]

Attention: [***]

Email: [***]

10.4 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such costs and expenses.

10.5 Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

10.7 Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Disclosure Schedule, the other schedules, the non-disclosure agreements and the Ancillary Agreements: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that the Purchaser may assign its rights and delegate its obligations hereunder (i) in connection with a sale of the Purchaser or a sale of all or substantially all of its assets, (ii) to one or more of its Affiliates as long as the Purchaser remains ultimately liable for all of the Purchaser’s obligations hereunder and (iii) to any lender of the Purchaser or its Affiliates as collateral security.

10.8 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

10.10 Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a) All disputes, claims, or controversies arising out of or relating to the Agreement, the Ancillary Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the Transactions, including claims of fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under Section 6.2, Section 6.3 or Section 6.4.

(b) The parties covenant and agree that the arbitration hearing shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within ninety (90) days of the Filing Date, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agreed to abide by it) prior to her, his or their or her appointment as Arbitrator.

(c) The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’, consultants’ and experts’ fees; provided, further, that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(d) Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.14 No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (i) Article IX shall also be for the benefit of the Indemnified Parties and (ii) Section 6.2, from and after (and subject to the occurrence of) the Closing, shall be for the benefit of the D&O Indemnified Parties, and (iii) Section 6.3 shall also be for the benefit of the Affiliates of the Purchaser (which shall include, from and after the Closing, the Company).

10.15 Tax Advice. Other than as expressly set forth in this Agreement, no party to this Agreement makes any representations or warranties to any other party regarding the Tax treatment of the Transactions pursuant to this Agreement or any of the Tax consequences to any other party of this Agreement or the Transactions. Each party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the Transactions.

10.16 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of any Seller Party set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure that such information qualifies another representation and warranty of any Seller Party in this Agreement.

10.17 Waiver of Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, shareholders, partners, officers, employees, and Affiliates that the Company is the client of [***], and not any of the individual Stockholders. After the Closing, it is possible that Firm will represent the Stockholders, the Stockholders’ Representative and their respective Affiliates (individually and collectively, the “Post- Closing Stockholder Group”) in connection with the transactions contemplated herein or in the Indemnification Escrow Agreement, the Indemnification Escrow Amount and any claims made thereunder pursuant to this Agreement or the Escrow Agreement. Purchaser and the Company hereby agree that [***] (or any successor) may represent the Post-Closing Seller Group in the future in connection with issues that may arise under this Agreement or the Escrow Agreement, the administration of the Indemnification Escrow Amount and any claims that may be made thereunder pursuant to this Agreement or the Escrow Agreement. [***] (or any successor) may serve as counsel to all or a portion of the Post-Closing Seller Group or any director, shareholder, partner, officer, employee, representative, or Affiliate of the Post-Closing Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Escrow Agreement, or the transactions contemplated by this Agreement or the Escrow Agreement. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection. Communications between the Company and [***] will become the property of the Sellers’ Representative and the Sellers following closing and will not be disclosed to Purchaser without the consent of the Sellers’ Representative.

10.18 Attorney-Client Privilege. Notwithstanding the Closing, Purchaser and the Company agree that neither the Company nor Purchaser shall have the right to assert the attorney-client privilege as to pre-closing and post-closing communications between the Stockholders or the Company (for the Company, only with respect to pre-Closing communications), on one hand, and its counsel, [***], on the other hand, to the extent that the privileged communications relate to this Agreement or any of the ancillary agreements or to the transactions contemplated hereby. The parties agree that only the Stockholders shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing. The files generated and maintained by [***] as a result of [***] representation of the Company in connection with this Agreement or any of the ancillary agreements or any of the transactions contemplated hereby or thereby shall be and become the exclusive property of the Stockholders and shall be segregated from [***] files related to all other elements of its representation of the Company prior to the Closing (which shall remain the property of the Company). The attorney-client privilege may be waived on behalf of the Stockholders only by the Stockholders’ Representative. The foregoing shall not extend to (i) any communication unrelated to this Agreement, any of the ancillary agreements or the transactions contemplated hereby or thereby, (ii) communications between the Stockholders or the Company, on the one hand, and any Person other than [***], on the other hand, or (iii) any post-Closing communications between the Company and [***] or any other legal counsel.

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IN WITNESS WHEREOF, the Purchaser, the Company and the Stockholders have caused this Agreement to be signed, all as of the date first written above.

LEXEO Therapeutics, Inc.

By:	/s/ R. Nolan Townsend
Name: R. Nolan Townsend
Title: Chief Executive Officer

Stelios Therapeutics, Inc.

By:	/s/ Jeffrey M. Ostrove
Name: Jeffrey M. Ostrove, Ph.D.
Title: Chief Executive Officer

[Signature Page – Stock Purchase Agreement]

The Cystinosis Research Foundation

By:	/s/ Nancy Stack
Name: Nancy Stack
Title: Authorized Signatory

/s/ Eric Adler
Eric Adler, M.D.

/s/ Farah Sheikh
Farah Sheikh, Ph.D.

/s/ Jeffrey M. Ostrove
Jeffrey M. Ostrove, Ph.D.

/s/ Stephanie Cherqui
Stephanie Cherqui, Ph.D.

[Signature Page – Stock Purchase Agreement]

JEFFREY M. OSTROVE, PH.D.
(as Stockholders’ Representative)

/s/ Jeffrey M. Ostrove

[Signature Page – Stock Purchase Agreement]

Schedule I

[***]

Exhibit A

Form of Escrow Agreement

[***]

Exhibit B

Form of Director and Officer Resignation and Release Letter

[***]

Exhibit C

Non-Exclusive License Permitted Liens

[***]